As filed with the Securities and Exchange Commission on April 20, 2017

Registration No. 333-214454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

Parkway, Inc.

(Exact Name of Registrant as Specified in governing instruments)

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

(346) 200-3100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

A. Noni Holmes-Kidd

Vice President, General Counsel and Secretary

Parkway, Inc.

One Orlando Centre

800 North Magnolia Avenue

Suite 1625

Orlando, Florida 32803

(407) 650-0593

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matt N. Thomson

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, $0.001 par value per share	6,246,216 shares	$20.50	$128,047,428	$14,841

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Parkway, Inc. by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the registrant’s outstanding shares of common stock.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock as reported by the New York Stock Exchange on April 17, 2017.
(3)	The registrant previously paid $11,840 in connection with the initial filing of this registration statement on November 4, 2016. The balance of the registration fee has been paid in connection with the filing of this Amendment No. 1 to the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 20, 2017

PROSPECTUS

6,246,216 Shares

Common Stock

This prospectus relates to the registration for resale from time to time of up to 6,246,216 shares of common stock, $0.001 par value per share, of Parkway, Inc. (“common stock”) by the selling stockholders identified in this prospectus or in supplements to this prospectus. This includes (i) 4,821,416 shares that were received by TPG VI Pantera Holdings, L.P. and TPG VI Management, LLC, collectively, in connection with the distribution by Cousins Properties Incorporated (“Cousins”) of all of our outstanding common stock on October 7, 2016, following the merger of Parkway Properties, Inc. (“Legacy Parkway”) with and into a wholly owned subsidiary of Cousins, (ii) 1,020,862 shares that, from time to time, we may issue to holders of limited partnership units (“OP units”) in Parkway Properties LP (“Parkway LP”) upon the tender of OP units for redemption in accordance with the Second Amended and Restated Agreement of Limited Partnership of Parkway LP, dated as of February 27, 2013, as amended, (the “Parkway LP Partnership Agreement”), and (iii) 403,938 shares that are held by persons who may be deemed our affiliates. See “Selling Stockholders.” This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares, in negotiated transactions or by other methods described in this prospectus. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with certain of the selling stockholders.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PKY.” On April 19, 2017, the last reported sale price of our common stock on the NYSE was $20.39 per share. Our principal executive offices are located at 5847 San Felipe Street, Suite 2200, Houston, Texas 77057, and our telephone number is (346) 200-3100.

We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our common stock by the selling stockholders, but will incur expenses.

We have elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2016. To assist us in qualifying as a REIT, stockholders generally are restricted from owning more than 9.8% of the outstanding shares of our common stock or our preferred stock, in each case by value or number of shares, whichever is more restrictive. See “Description of Shares—Restrictions on Transfer and Ownership of Shares of Parkway Common Stock.”

Investing in our common stock involves risks. See “Risk Factors” on page 4 of this prospectus for a description of various risks you should consider in evaluating an investment in our common stock.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2017.

i

You should rely only on the information contained in this prospectus. To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, liquidity, earnings before interest, taxes, depreciation and amortization (“EBITDA”), funds from operations (“FFO”), results of operations and prospects may have changed since those dates.

Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

•	“Parkway,” “the Company,” “we,” “us” and “our” refer to Parkway, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Parkway Operating Partnership LP, a Delaware limited partnership, which we refer to as the “Operating Partnership,” and our predecessor, unless the context otherwise requires;

•	“Charter” refers to the Articles of Amendment and Restatement of Parkway, filed with the Maryland State Department of Assessments and Taxation on October 4, 2016;

•	“Bylaws” refers to the Amended and Restated Bylaws of Parkway;

•	“our predecessor” collectively refers to Parkway Houston and Cousins Houston as defined below;

•	“Parkway Houston” is the portion of the Houston Business (as defined herein) previously owned and operated by Legacy Parkway, including Legacy Parkway’s fee-based real estate services and certain other assets previously owned by Legacy Parkway; and

•	“Cousins Houston” is the portion of the Houston Business previously owned and operated by Cousins.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common stock. You should read carefully the more detailed information set forth under the heading “Risk Factors” and the other information included in this prospectus, including our historical and pro forma financial statements and related notes.

Our Company

We are an independent, publicly traded, self-managed REIT that owns and operates high-quality office properties located in attractive submarkets in Houston, Texas. Our portfolio consists of five Class A assets comprising 19 buildings and totaling approximately 8.7 million rentable square feet in the Greenway, Galleria and Westchase submarkets of Houston, providing geographic focus and significant operational scale and efficiencies. Our portfolio is occupied by a diversified customer base with strong credit profiles and limited near-term lease expirations.

In addition, we operate a fee-based real estate service (the “Third-Party Services Business”) through a wholly owned subsidiary, Eola Office Partners, LLC, and its wholly owned subsidiaries (collectively, “Eola”), which in total managed approximately 3.8 million square feet (unaudited) for primarily third-party owners as of December 31, 2016.

Our mission is to own and operate high-quality office properties located in attractive submarkets in Houston, with a primary focus on unlocking value within our existing portfolio through implementing active and creative leasing strategies, leveraging our scale to increase pricing power in lease and vendor negotiations and targeting redevelopment and asset repositioning opportunities. We maintain a conservative balance sheet with low leverage and ample liquidity, which we expect will allow us to access multiple sources of capital. We believe that this strategy will support both our internal growth initiatives and our patient and disciplined approach to pursuing new investment opportunities at the appropriate time. We believe that this strategy, combined with our highly experienced management team that has a successful history of operating a publicly traded REIT, significant expertise in the Houston, Texas office sector and extensive relationships with industry participants, positions us for long-term internal and external growth.

Our Spin-Off From Cousins

On October 7, 2016, Cousins completed the spin-off of our company, by distributing all of our outstanding shares of common and limited voting stock to the holders of Cousins common and limited voting preferred stock as of the record date, October 6, 2016 (the “Spin-Off”). The Spin-Off was effected pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among Legacy Parkway, Parkway LP, Cousins and Clinic Sub Inc., a wholly owned subsidiary of Cousins, and pursuant to that certain Separation, Distribution and Transition Services Agreement (the “Separation and Distribution Agreement”), dated as of October 5, 2016, among Parkway, Cousins and certain other parties thereto. The Separation and Distribution Agreement is filed as Exhibit 2.1 to the registration statement of which this prospectus is a part.

Prior to the Spin-Off, we were incorporated on June 3, 2016 as a wholly owned subsidiary of Legacy Parkway. On October 6, 2016, pursuant to the Merger Agreement, Legacy Parkway merged with and into Clinic Sub Inc., with Clinic Sub Inc. continuing as the surviving corporation and a wholly owned subsidiary of Cousins (the “Merger”). In connection with the Merger, Parkway became a subsidiary of Cousins. Immediately following the effective time of the Merger, in accordance with the Merger Agreement, Cousins separated the portion of its combined businesses relating to the ownership of real properties in Houston, Texas, as well as the Third-Party Services Business (together with the Houston real properties, the “Houston Business”), from the remainder of the combined businesses (the “Separation”). In connection with the Separation, Cousins and Parkway reorganized the businesses through a series of transactions (the “UPREIT Reorganization”), pursuant to which the Houston Business was transferred to Parkway, and the remainder of the combined business was transferred to Cousins Properties LP, a Delaware limited partnership (“Cousins LP”), the operating partnership of Cousins. Following the Separation and UPREIT Reorganization, Cousins effected the Spin-Off on October 7, 2016.

In connection with the Spin-Off and in accordance with the Merger Agreement, we entered into that certain Stockholders Agreement, dated as of October 7, 2016 (the “TPG Stockholders Agreement”), by and among Parkway, TPG VI Pantera Holdings, L.P. (“TPG Pantera”) and TPG VI Management, LLC (“TPG Management,” and together with TPG Pantera, the “TPG Parties”) pursuant to which, among other things, we are obligated to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) within 30 days following the closing of the Merger to register for resale the shares held by the TPG Parties. For more information, see “Certain Transactions and Relationships—Agreements with the TPG Parties—Stockholders Agreement” in the Company’s definitive Proxy Statement filed with the SEC on April 5, 2017, which section is incorporated herein by reference.

In addition, in connection with the Separation, the UPREIT Reorganization, and the Spin-Off, we assumed the liabilities and obligations arising under that certain Registration Rights Agreement, dated as of October 13, 2004 (the “Registration Rights Agreement”), among Thomas Properties Group, Inc. (“TPGI”), Thomas Properties Group, L.P. and certain other investors named therein. For more information, see “Certain Transactions and Relationships—Agreements with Mr. James A. Thomas” in the Company’s definitive Proxy Statement filed with the SEC on April 5, 2017, which section is incorporated herein by reference.

Recent Developments

Greenway Properties Joint Venture

On April 20, 2017, we completed the previously announced sale of an aggregate 49% interest in our Greenway Plaza and Phoenix Tower properties (together, the “Greenway Properties”) pursuant to the Omnibus Contribution and Partial Interest Assignment Agreement (the “Contribution Agreement”) with an affiliate of Canada Pension Plan Investment Board (“CPPIB”) and an entity controlled by TH Real Estate Global Asset Management and Silverpeak Real Estate Partners (“TIAA/SP” and together with CPPIB, the “Investors”) for an aggregate stated purchase price of 49% of the agreed gross asset value of the Greenway Properties of $1.045 billion, as adjusted pursuant to certain adjustments set forth in the Contribution Agreement. Pursuant to the Contribution Agreement, we sold the 49% interest in the Greenway Properties to the Investors indirectly through a new joint venture (the “Greenway Properties joint venture”). As a result of the transaction, the Greenway Properties joint venture is owned 51% through subsidiaries of the Operating Partnership (with 1% being held by a subsidiary acting as the general partner and 50% being held by a subsidiary acting as a limited partner) and 24.5% by each of CPPIB and TIAA/SP, each as a limited partner of the joint venture. On April 17, 2017, in connection with closing the transaction, we, through our subsidiaries, entered into the Amended and Restated Limited Partnership Agreement of GWP JV Limited Partnership, dated April 17, 2017, with an affiliate of CPPIB and an entity controlled by TIAA/SP, which is the joint venture agreement that governs the Greenway Properties joint venture.

On February 17, 2017, in connection with execution of the Contribution Agreement, our management determined that the Company will recognize a non-cash pre-tax impairment charge in the quarter ended March 31, 2017. Accordingly, the Company recorded an impairment charge of approximately $15 million in the quarter ended March 31, 2017. The impairment charge represents the difference between the current book values of the Greenway Properties and the implied fair values of the Greenway Properties based on the purchase price paid by the Investors pursuant to the Contribution Agreement. The Company does not expect this impairment charge to result in future cash expenditures.

Also, in connection with the closing of the Greenway Properties joint venture, Greenway Plaza and Phoenix Tower will be deconsolidated in the consolidated financial statements of the Company, and the Greenway Properties joint venture will be reflected as an equity method investment.

Mortgage Loan

In connection with the initial closing of the Greenway Properties joint venture, on April 17, 2017, subsidiaries of the Greenway Properties joint venture entered into a new mortgage financing of $465 million secured by the Greenway Plaza asset. At closing, the Operating Partnership used the proceeds of the new mortgage financing, net of required reserves, to (i) repay all amounts outstanding under our current credit facility, dated October 6, 2016, by and among us, the Operating Partnership, Bank of America, N.A. and certain other parties (the “Credit Facility”), and (ii) to fund a credit to the Greenway Properties joint venture with respect to certain outstanding contractual lease obligations and in-process capital expenditures. The remainder of the proceeds from the mortgage financing and the purchase price from the Investors was distributed to the Company.

Selling Stockholders

The 6,246,216 shares of our common stock, $0.001 par value per share (“common stock”), being registered for resale under this prospectus include (i) 4,821,416 shares of our common stock that were received by the TPG Parties, collectively, in connection with the Spin-Off on October 7, 2016 pursuant to the Merger Agreement and the Separation and Distribution Agreement, (ii) 1,020,862 shares of our common stock that, from time to time, we may issue to holders of OP units in Parkway LP upon the redemption of such OP units in accordance with the Parkway LP Partnership Agreement, and (iii) 403,938 shares that are held by persons who may be deemed our affiliates, in each case, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale (collectively, the “selling stockholders”). The registration statement of which this prospectus is a part shall also cover any additional shares of common stock that become issuable in connection with the common stock registered for resale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.

Pursuant to the TPG Stockholders Agreement, with respect to the TPG Parties, we have agreed to pay all of the costs and expenses incurred in connection with the registration statement of which this prospectus is a part, except that the TPG Parties will be responsible for any underwriting discounts and commissions attributable to the sale of their shares of common stock. Pursuant to the Registration Rights Agreement, with respect to the parties thereto, we have agreed to pay all federal and state filing fees, all fees and expenses of counsel and all independent certified public accountants, underwriters (excluding discounts and commissions and fees and expenses of counsel to the underwriters) and other persons retained by us, printing expenses, and all fees and expenses incurred in connection with the listing of shares in connection with the registration statement of which this prospectus is a part.

Risk Factors

You should carefully consider the matters discussed under the heading “Risk Factors” on page 4 of this prospectus and in the section titled “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016 prior to deciding whether to invest in our common stock. Some of these risks include:

•	the conditions of our primary markets affect our operations. All of our properties are located in Houston, Texas and are affected by the economic cycles and risks inherent in this market, including the continuing effects of the downturn in the energy industry;

•	our business could be adversely affected by a decline in commodity prices, especially the price of crude oil;

•	we derive 47% of our revenues from customers in the energy sector, which subjects us to more risk than if we were broadly diversified;

•	we face risks associated with the acquisition, development and redevelopment of properties;

•	we face a wide range of competition, including competition for acquisitions and competition in the leasing market, that could affect our ability to operate profitably;

•	our performance is subject to risks inherent in owning real estate;

•	if we lose our key management personnel, we may not be able to successfully manage our business and achieve our objectives;

•	some of our leases provide customers with the right to terminate their leases early, which could have an adverse effect on our cash flow and results of operations;

•	we will have a debt burden that could materially adversely affect our future operations, and we may incur additional indebtedness in the future;

•	covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations;

•	we have no operating history as an independent company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results;

•	certain of our directors and executive officers may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Cousins;

•	the risk that we could incur a corporate tax liability if we were to sell the Houston assets previously owned by Parkway prior to 2019;

•	we may not achieve some or all of the expected benefits of the Separation, and the Separation may adversely affect our business; and

•	if we do not qualify to be taxed as a REIT, or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face substantial tax liability, which would substantially reduce funds available for distribution to our stockholders.

Our Principal Office

Our principal executive offices are located at 5847 San Felipe Street, Suite 2200, Houston, Texas 77057. Our telephone number is (346) 200-3100. Our website is located at www.pky.com. The information found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that we have filed or will file with, or have furnished or will furnish to, the SEC. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described under the section titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein. You should also carefully consider the other information contained or incorporated by reference in this prospectus before acquiring any shares of our common stock. Any of these risks or the occurrence of any one or more of the uncertainties described in such risk factors could materially and adversely affect our business, results of operations and financial condition. Please also refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and other materials we have filed or will file with the SEC contain, or will contain, forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include projected capital resources, projected profitability and portfolio performance, estimates of market rental rates, projected capital improvements, expected sources of financing, expectations as to the timing of closings of acquisitions, dispositions or other transactions, the ability to complete acquisitions and dispositions and the risks associated therewith, and the expected operating performance of anticipated near-term acquisitions and descriptions relating to these expectations. We caution investors that any forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “should,” “will,” “result” or similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to:

•	our short operating history as an independent company;

•	conditions associated with our primary market, including an oversupply of office space, customer financial difficulties and general economic conditions;

•	that each of our properties represent a significant portion of our revenues and costs;

•	that our Spin-Off from Cousins will not qualify for tax-free treatment;

•	our ability to meet mortgage debt obligations on certain of our properties;

•	the availability of refinancing current debt obligations;

•	risks associated with joint ventures and potential co-investments with third-parties;

•	changes in any credit rating we may subsequently obtain;

•	changes in the real estate industry and in performance of the financial markets and interest rates and our ability to effectively hedge against interest rate changes;

•	the actual or perceived impact of global and economic conditions, including U.S. monetary policy;

•	declines in commodity prices, which may negatively impact the Houston, Texas market;

•	the concentration of our customers in the energy sector;

•	the demand for and market acceptance of our properties for rental purposes;

•	our ability to enter into new leases or renewal leases on favorable terms;

•	the potential for termination of existing leases pursuant to customer termination rights;

•	the amount, growth and relative inelasticity of our expenses;

•	the bankruptcy or insolvency of companies for which we provide property management services or the sale of these properties;

•	the outcome of claims and litigation involving or affecting the company;

•	the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate the assets and related operations acquired in such transactions after the closing;

•	applicable regulatory changes;

•	risks associated with the ownership and development of real property, including risks related to natural disasters and illiquidity of real estate;

•	risks associated with acquisitions, including the integration of the combined Houston Business;

•	risks associated with the fact that our historical and pro forma financial information may not be a reliable indicator of our future results;

•	risks associated with achieving expected synergies or cost savings;

•	defaults or non-renewal of leases;

•	termination or non-renewal of property management contracts;

•	our failure to maintain our status as REIT under the Internal Revenue Code of 1986, as amended (the “Code”);

•	risks associated with the potential volatility of our common stock; and

•	other risks and uncertainties detailed from time to time in our SEC filings.

A discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in “Risk Factors” of this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. We have agreed, however, to pay certain expenses of the selling stockholders relating to the registration of such shares under applicable securities laws.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Our common stock has been listed on the NYSE since October 7, 2016 and is traded under the symbol “PKY.” The following table sets forth, for the periods indicated, the high, low and last sale prices per share in dollars on the NYSE for our common stock and the dividend paid in the first quarter of 2017. We did not pay any dividends in the fourth quarter of 2016.

	High	Low	Last	Dividends
Fourth quarter 2016 (1)	$23.20	$16.39	$22.25	—
First quarter 2017	$23.17	$18.60	$19.89	$0.10

(1)	Information is provided only for the period from October 7, 2016 to December 31, 2016, as our common stock did not begin trading publicly in the regular way until October 7, 2016.

On April 19, 2017, the closing sale price for our common stock, as reported on the NYSE, was $20.39 per share and there were 1,527 holders of record of our common stock. This figure does not reflect the beneficial ownership of common stock held in nominee name.

DIVIDEND POLICY

We are a newly formed company that has recently commenced operations. We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year commencing on the day prior to the Spin-Off and ended December 31, 2016. We intend to make regular distributions to our stockholders to satisfy the requirements to qualify as a REIT. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

(1)	90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”); plus

(2)	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

(3)	any excess non-cash income (as determined under the Code). Please refer to “Material U.S. Federal Income Tax Considerations.”

We cannot assure you that our dividend policy will remain the same in the future, or that any estimated dividends will be made or sustained. Dividends made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will be dependent upon a number of factors, including restrictions under applicable law, actual and projected financial condition, liquidity, funds from operations and results of operations, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under our financing arrangements, the annual REIT distribution requirements and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially and adversely affect our ability to pay dividends, see “Risk Factors” on page 4.

Our dividends may be funded from a variety of sources. In particular, we expect that, initially, our dividends may exceed our net income under GAAP because of non-cash expenses, mainly depreciation and amortization expense, which are included in net income. To the extent that our funds available for distribution are less than the amount we must distribute to our stockholders to satisfy the requirements to qualify as a REIT, we may consider various means to cover any such shortfall, including loans, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity, equity-related securities or debt securities or declaring taxable share dividends. In addition, our Charter allows us to issue shares of preferred equity that could have a preference on dividends, and if we do, the dividend preference on the preferred equity could limit our ability to pay dividends to the holders of our common stock.

For a discussion of the tax treatment of distributions to holders of our common stock, please refer to “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Stockholders” and “Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

As of and for the Year Ended December 31, 2016

On April 28, 2016, Cousins, Legacy Parkway, Parkway LP and Clinic Sub Inc. entered into the Merger Agreement, pursuant to which Legacy Parkway merged with and into Clinic Sub Inc., a wholly owned subsidiary of Cousins, with Clinic Sub Inc. continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Cousins. Upon consummation of the Merger, we were initially a wholly owned subsidiary of Cousins. Immediately after the effective time of the Merger, our businesses were separated from the remainder of Cousins’ businesses through the Separation and the UPREIT Reorganization. On the business day following the closing of the Merger, all of the outstanding shares of our common stock and our limited voting stock were distributed pro rata to the holders of Cousins common stock and Cousins limited voting preferred stock, respectively, including Legacy Parkway common and limited voting stockholders. The following unaudited pro forma combined financial statements reflect the distribution ratio of one share of our common stock for every eight shares of Cousins common stock and one share of our limited voting stock for every eight shares of Cousins limited voting preferred stock (the “Distribution Ratio”).

The following unaudited pro forma combined financial statements as of and for the year ended December 31, 2016 have been derived from the historical combined financial statements of the Company, Cousins Houston and Parkway Houston that are incorporated by reference in this prospectus.

The following unaudited pro forma combined financial statements give effect to the following:

•	the Merger, the Separation, the UPREIT Reorganization, the Spin-Off and the Distribution Ratio;

•	our post-Separation capital structure which includes proceeds from the $350 million term loan portion of the Credit Facility (the “Term Loan”), $150.0 million of which the Operating Partnership retained;

•	Cousins LP’s contribution of $5 million to us in exchange for shares of our non-voting preferred stock, par value $0.001 per share;

•	our consummation of the Greenway Properties joint venture; and

•	the payoff of the $350 million Term Loan.

The unaudited pro forma combined balance sheet reflects the Separation, Spin-Off and the related transactions that occurred on October 6 and 7, 2016 and the Greenway Properties joint venture that was completed on April 20, 2017, as if they were each consummated on December 31, 2016. The unaudited pro forma combined statements of operations presented for the year ended December 31, 2016 assume the Separation, Spin-Off and the related transactions that occurred on October 7, 2016 and the Greenway Properties joint venture were each consummated on January 1, 2016. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to the Separation, Spin-Off and the Greenway Properties joint venture and, for purposes of the statements of operations, are expected to have a continuing impact on our business. Our unaudited pro forma combined financial statements and explanatory notes present how our financial statements may have appeared had we completed the above transactions as of the dates noted above.

The Merger was accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Legacy Parkway as of the effective time of the Merger were recorded at their respective fair values and added to the assets and liabilities of Cousins. The separation of the assets and liabilities related to our businesses from the remainder of Cousins’ businesses in the Separation and the UPREIT Reorganization was at Cousins’ carryover basis after adjusting the Parkway Houston assets and liabilities to fair value. As a result, our future financial statements will be initially reflected at carryover basis for Cousins Houston and fair value basis for Parkway Houston.

The following unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to our unaudited pro forma combined financial statements and accordingly do not include the impairment charge that the Company recognized in the quarter ended March 31, 2017 or the loss on the extinguishment of debt in the amount of approximately $7.6 million that the Company expects to recognize in the quarter ended June 30, 2017. The unaudited pro forma combined financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on January 1, 2016 or as of December 31, 2016, as the case may be. The unaudited pro forma combined financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

The unaudited pro forma combined financial statements do not indicate results expected for any future period. The unaudited pro forma combined financial statements are derived from and should be read in conjunction with the historical combined financial statements and accompanying notes to the financial statements of the Company, Parkway Houston and Cousins Houston incorporated by reference in this prospectus.

PARKWAY, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2016

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2016	Adjustments		Total
Assets
Real estate related investments:
Office properties	$1,864,668	$(1,091,510	)(A)	$773,158
Accumulated depreciation	(159,057)	120,394	(A)	(38,663)

Total real estate related investments, net	1,705,611	(971,116)		734,495
Cash and cash equivalents	230,333	284,493	(B)	514,826
Investment in unconsolidated joint ventures	—	267,141	(C)	267,141
Receivables and other assets	92,257	(49,475	)(D)	42,782
Intangible assets, net	135,694	(59,690	)(E)	76,004

Total assets	$2,163,895	$(528,647)		$1,635,248

Liabilities
Notes payable to banks, net	$341,602	$(341,602	)(F)	$—
Mortgage notes payable, net	451,577	(71,039	)(G)	380,538
Accounts payable and other liabilities	47,219	(15,919	)(H)	31,300
Accrued tenant improvements	66,104	(55,618	)(I)	10,486
Accrued property taxes	53,659	(27,571	)(J)	26,088
Unamortized below market leases, net	51,812	(30,616	)(K)	21,196

Total liabilities	1,011,973	(542,365)		469,608

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized and 49,110,645 shares issued and outstanding	49	—		49
Limited voting stock, $0.001 par value, 1,000,000 shares authorized and 858,417 shares issued and outstanding	1	—		1
8.00% Series A non-voting preferred stock, $100,000 liquidation preference per share, 50 shares authorized, issued and outstanding, and preferred stock, $0.001 par value, 48,999,950 shares authorized, zero issued and outstanding	5,000	—		5,000
Additional paid-in capital	1,138,151	—		1,138,151
Accumulated deficit	(14,316)	13,718	(L)	(598)

Total Parkway, Inc. stockholders’ equity	1,128,885	13,718		1,142,603
Noncontrolling interests	23,037	—		23,037

Total equity	1,151,922	13,718		1,165,640

Total liabilities and equity	$2,163,895	$(528,647)		$1,635,248

See notes to unaudited pro forma combined financial statements

PARKWAY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands, except per share data)

(Unaudited)

	Parkway, Inc.	Cousins Houston Historical (1)	Parkway Houston Historical	Adjustments		Total
Revenues
Income from office properties	$67,550	$137,374	$83,249	$(156,178	)(a)	$131,995
Management company income	1,381	—	3,835	6,184	(b)	11,400

Total revenues	68,931	137,374	87,084	(149,994)		143,395

Expenses
Property operating expenses	32,518	58,704	39,758	(78,230	)(c)	52,750
Management company expenses	1,050	—	3,263	12,491	(d)	16,804
Depreciation and amortization	25,139	47,345	30,791	(63,838	)(e)	39,437
General and administrative	17,510	13,136	4,880	(23,134	)(f)	12,392

Total expenses	76,217	119,185	78,692	(152,711)		121,383

Operating income (loss)	(7,286)	18,189	8,392	2,717		22,012
Other income and expenses
Interest and other income	1,225	288	196	(196	)(g)	1,513
Gain (loss) on extinguishment of debt	—	—	154	(8,552	)(h)	(8,398)
Equity in loss	—	—	—	(6,332	)(i)	(6,332)
Interest expense	(8,007)	(6,021)	(10,010)	7,173	(j)	(16,865)

Income (loss) before income taxes	(14,068)	12,456	(1,268)	(5,190)		(8,070)
Income tax expense	(453)	—	(1,113)	—		(1,566)

Net income (loss)	(14,521)	12,456	(2,381)	(5,190)		(9,636)
Net (income) loss attributable to noncontrolling interests	299	—	—	(98	)(k)	201

Net income (loss) attributable to controlling interests	(14,222)	12,456	(2,381)	(5,288)		(9,435)
Dividends on preferred stock	(94)	—	—	(306	)(l)	(400)

Net income (loss) attributable to common stockholders	$(14,316)	$12,456	$(2,381)	$(5,594)		$(9,835)

Weighted average shares outstanding—basic						49,111 (m)

Weighted average shares outstanding—diluted						50,137 (m)

Weighted average earnings per share—basic						$(0.20)

Weighted average earnings per share—diluted						$(0.20)

(1)	Certain of Cousins Houston historical balances have been reclassified to conform with Parkway Houston historical balances.

See notes to unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Pro forma adjustments to the Unaudited Pro Forma Combined Balance Sheet

The unaudited pro forma combined balance sheet as of December 31, 2016 reflects the following pro forma adjustments:

A.	Real estate related investments, net

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

B.	Cash and cash equivalents

The pro forma adjustment represents net proceeds received by the Company from the Greenway Properties joint venture. Lender-held reserves of approximately $37.9 million are reflected in Investment in unconsolidated joint ventures.

C.	Investment in unconsolidated joint ventures

The pro forma adjustment represents the initial investment in the Greenway Properties joint venture using the equity method.

D.	Receivables and other assets

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

E.	Intangible assets, net

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

F.	Note payable to banks, net

The pro forma adjustment represents the payoff of the $350.0 million Term Loan, net of deferred financing costs of $8.4 million.

G.	Mortgage notes payable, net

The pro forma adjustment represents the deconsolidation of the Phoenix Tower mortgage.

H.	Accounts payable and other liabilities

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

I.	Accrued tenant improvements

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

J.	Accrued property taxes

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

K.	Unamortized below market leases, net

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower.

L.	Accumulated deficit

The pro forma adjustment represents the deconsolidation of Greenway Plaza and Phoenix Tower and the initial investment in the Greenway Properties joint venture.

Pro forma adjustments to the Unaudited Pro Forma Combined Statements of Operations

a.	Income from office properties

The pro forma adjustment represents the following items: (i) the elimination of historical income from office properties for Greenway Plaza and Phoenix Tower as a result of the deconsolidation, (ii) the elimination of historical straight-line rents and historical amortization of above- and below-market rents associated with CityWestPlace and San Felipe Plaza leases as a result of the Merger, and (iii) the pro forma adjustment for CityWestPlace and San Felipe Plaza for straight-line rents and pro forma amortization of above- and-below market rents as a result of the Merger. The entire lease terms were used to calculate the pro forma adjustments for straight-line rent and amortization of above- and below-market rent. No early termination options in leases were accounted for in lease terms because leases including such options contain penalties substantial enough that the continuation of such leases appears, at inception, to be reasonably assured.

The following table summarizes the adjustments made to income from office properties for the Company for the year ended December 31, 2016 (in thousands):

Elimination of historical income from office properties – Greenway Plaza and Phoenix Tower	$(155,476)
Elimination of historical straight-line rents and amortization of above- and below-market-rents for CityWestPlace and San Felipe Plaza	(8,425)
Pro forma straight-line rent and amortization of above- and below-market rents	7,723

Pro forma adjustment	$(156,178)

b.	Management company income

The pro forma adjustment relates to the additional management company income related to the management fees expected to be earned by the Company from the Greenway Properties joint venture.

c.	Property operating expenses

The pro forma adjustment represents the elimination of historical property operating expenses for Greenway Plaza and Phoenix Tower as a result of the deconsolidation of these properties.

d.	Management company expenses

The pro forma adjustment relates to the additional management company expense related to the management fees expected to be earned by the Company from the Greenway Properties joint venture.

e.	Depreciation and amortization

The pro forma adjustment represents the following items: (i) the elimination of historical depreciation and amortization for Greenway Plaza and Phoenix Tower as a result of the deconsolidation, (ii) the elimination of historical depreciation and amortization for CityWestPlace and San Felipe Plaza as a result of the Merger, and (iii) the pro forma adjustment for CityWestPlace and San Felipe Plaza for depreciation and amortization as a result of the Merger.

The following table summarizes the adjustments made to depreciation and amortization for the Company for the year ended December 31, 2016 (in thousands):

Historical depreciation and amortization – Greenway Plaza and Phoenix Tower	$(54,875)
Historical depreciation and amortization – CityWestPlace and San Felipe Plaza	(26,009)
Pro forma depreciation and amortization – CityWestPlace and San Felipe Plaza	17,046

Pro forma adjustment	$(63,838)

f.	General and administrative

The pro forma adjustment represents the following items: (i) the elimination of transaction costs of $17.8 million that were incurred by the Company and Cousins Houston related to the Spin-Off and (ii) pro forma adjustment for general and administrative expenses related to the Greenway Properties joint venture of approximately $5.4 million.

g.	Interest and other income

The pro forma adjustment represents the elimination of the interest income related to Legacy Parkway’s preferred equity investment in ACP Peachtree Center Manager, LLC, which was not assigned to or assumed by the Company in connection with the Separation, the UPREIT Reorganization, and the Spin-Off.

h.	Gain (loss) on extinguishment of debt

The pro forma adjustment represents the following items: (i) recognition of a loss on extinguishment of debt related to the payoff of the $350.0 million Term Loan and (ii) elimination of the gain on extinguishment of debt related to the payoff in full of the $114.0 million mortgage debt secured by CityWestPlace I & II.

The following table summarizes the adjustments made to gain (loss) on extinguishment of debt for the Company for the year ended December 31, 2016 (in thousands):

Recognition of a loss on extinguishment of debt related to the payoff of the $350.0 million Term Loan	$(8,398)
Elimination of historical gain on extinguishment of debt related to the payoff of the $114.0 million mortgage loan secured by CityWestPlace I & II	(154)

Pro forma adjustment	$(8,552)

i.	Equity in loss

The pro forma adjustment represents the equity in loss for the Greenway Properties joint venture. The pro forma adjustment also includes the adjustment for straight-line rents, pro forma amortization of above- and-below market rents, and pro forma depreciation and amortization of assigned values of tangible and intangible assets of the Greenway Properties joint venture.

j.	Interest expense

The pro forma adjustment represents the following items: (i) the elimination of historical interest expense for the mortgage loan associated with Phoenix Tower due to its deconsolidation, (ii) the elimination of historical interest expense as a result of the payoff of the $350.0 million Term Loan, (iii) the elimination of historical interest expense for the mortgage loan associated with CityWestPlace I & II, (iv) the elimination of historical mortgage interest premium amortization for CityWestPlace and San Felipe Plaza and (v) the pro forma adjustment for the mortgage interest premium amortization for CityWestPlace and San Felipe Plaza (in thousands):

Historical interest expense – Phoenix Tower	$(3,243)
Historical interest expense – $350.0 million Term Loan	(3,779)
Historical interest expense – CityWestPlace I & II	(1,874)
Historical mortgage interest premium – CityWestPlace and San Felipe Plaza	(1,544)
Pro forma adjustment mortgage interest premium amortization – CityWestPlace and San Felipe Plaza	3,267

Pro forma adjustment	$(7,173)

k.	Noncontrolling interest

Represents the adjustment to allocate net income to limited partners of Parkway LP.

l.	Dividends on non-voting preferred stock

Represents the pro forma dividend on the $5 million non-voting preferred stock, with an 8.00% per annum stated dividend rate.

m.	Weighted average shares

The following table summarizes the pro forma weighted average shares of the Company’s common stock outstanding as if the Spin-Off occurred on January 1, 2016 (in thousands):

Weighted average shares of common stock—basic	49,111
Effect of conversion and exchange of OP units in Parkway LP	1,026

Weighted average shares of the Company’s common stock—diluted	50,137

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO

CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies are determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders. However, any change to any of these policies would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our board of directors believes, in the exercise of its business judgment, that it is advisable to do so and in our and our stockholders’ best interests. We intend to disclose any changes in these policies in periodic reports that we file or furnish under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through the Operating Partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide cash dividends and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see the sections titled “Business” and “Properties” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus.

We expect to pursue our investment objectives primarily through our existing properties, as well as other properties and assets that we may acquire in the future. We currently are in the business of owning and operating Class A office assets in Houston, Texas. However, our Charter and Bylaws do not limit the amount or percentage of our assets that may be invested in any one property or in any one geographic area, and we may diversify in terms of properties and markets in the future. We intend to engage in future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing office or other types of properties for long-term investment, expand and improve the properties we presently own or acquire in the future or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other forms of co-ownership. Such investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in the structure of our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would otherwise fail to meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Investments in Real Estate Mortgages

We do not presently intend to invest in mortgage loans. However, we may do so at the discretion of our board of directors, without a vote of our stockholders, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. If we choose to invest in mortgages, we would expect to invest in mortgages secured by properties consistent with our investment policies. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral thereunder may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments with respect to the office properties owned by such entities, in terms of property locations and types, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash dividends and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We reserve the right to dispose of any of our properties, based upon management’s periodic review of our portfolio and if our board of directors determines that such action would be in the best interests of our stockholders. Certain directors and executive officers who hold OP units may have their decision as to the desirability of a proposed disposition influenced by the tax consequences to them resulting from the disposition of a certain property.

Financing Policies

We intend to maintain a flexible and conservative balance sheet. Because maintaining our REIT qualification requires us to annually distribute at least 90% of our REIT taxable income to our stockholders, we may access the capital markets to raise the funds necessary to finance operations, acquisitions, development and redevelopment opportunities, and to refinance maturing debt. We expect that we will have to comply with customary covenants contained in any financing agreements that could limit our ratio of debt to total assets or market value.

If our board of directors determines to seek additional capital, we may raise such capital by offering equity or debt securities, creating joint ventures with existing ownership interests in properties, entering into joint venture arrangements for new development projects, retaining cash flows or a combination of any of these methods. If the board of directors determines to raise equity capital, it may, without stockholder approval, issue additional shares of common stock or other capital stock. Our board of directors may issue a number of shares up to the amount of our authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding class of common stock. Such securities also may include additional classes of preferred stock, which may be convertible into common stock. Except for certain preemptive rights of TPG Pantera set forth in the TPG Stockholders Agreement, existing stockholders have no preemptive right to purchase shares in any subsequent offering of our securities. As long as the Operating Partnership is in existence, pursuant to the Partnership Agreement, the proceeds of all equity capital raised by us will be contributed to the Operating Partnership in exchange for additional interests in the Operating Partnership, which will dilute the ownership interests of the limited partners in the Operating Partnership. Any such offering could dilute a stockholder’s investment in us.

We intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of customers and future rental rates. Our Charter and Bylaws do not limit the amount or percentage of indebtedness that we may incur.

Although our board of directors has not adopted a policy limiting the total amount of indebtedness that we may incur, we intend to target a net debt to EBITDA multiple of at least 6.0x, and we expect that our board of directors will consider a number of factors in evaluating our level of indebtedness from time to time, such as the amount of such indebtedness that will be paid at fixed or variable rates. We expect that most future borrowings will be made through the Operating Partnership or its subsidiaries. Borrowings may be in the form of bank borrowings, publicly and privately placed debt instruments or purchase money obligations to the sellers of properties. Any such indebtedness may be secured or unsecured. Any such indebtedness may also have full or limited recourse to the borrower or be cross-collateralization with other debt, or may be fully or partially guaranteed by the Operating Partnership. Although we may borrow to fund the payment of dividends, we currently have no expectation that we will regularly do so.

We may also finance acquisitions through the issuance of shares of common stock or preferred stock, the issuance of additional OP units in the Operating Partnership, the issuance of preferred units of the Operating Partnership, the issuance of other securities including unsecured notes and mortgage debt, draws on our credit facilities or sale or exchange of ownership interests in properties.

The Operating Partnership may also issue units to transferors of properties or other partnership interests which may permit the transferor to defer gain recognition for tax purposes.

We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties. Additionally, unsecured credit facilities, unsecured note indentures and other contracts may limit our ability to borrow and contain limits on the amount of secured indebtedness we may incur.

Typically, we will invest in or form special purpose entities to assist us in obtaining secured permanent financing on attractive terms. Permanent financing may be structured as a mortgage loan on a single property or a group of properties, and will generally require us to provide a mortgage lien on such property or properties in favor of a third party, as a joint venture with a third party or as a securitized financing. For securitized financings, we may create special purpose entities to own the properties. Such special purpose entities, which are common in the real estate industry, would be structured so that they would not be consolidated in any potential bankruptcy proceeding by us. We will decide the structure of any potential financing based upon the best terms then available to us, and whether the potential financing is consistent with our other business objectives. For accounting purposes, we will include the outstanding securitized debt of special purpose entities owning consolidated properties in our financial statements.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to, or guarantee debt of, joint ventures in which we participate. Consideration for those guarantees may include, but is not limited to, fees, options to acquire additional ownership interests and promoted equity positions. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

We may, under certain circumstances, purchase our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of making any such repurchase of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Conflicts of Interest Policies

Overview

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and the Operating Partnership, or any partner thereof, on the other hand. Our directors and officers have duties to us and our stockholders under the Maryland General Corporation Law (the “MGCL”). Additionally, pursuant to the Parkway LP Partnership Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), our direct, wholly owned subsidiary, Parkway Properties General Partners, Inc., owes fiduciary duties as the general partner of each of Parkway LP and the Operating Partnership to the limited partners of each of Parkway LP and the Operating Partnership. Our duties as the indirect general partner to Parkway LP and the Operating Partnership and their partners may come into conflict with the duties of our directors and officers to the Company and our stockholders.

The Partnership Agreement expressly limits our liability to our limited partners by providing that neither we, as the indirect general partner of the Operating Partnership, nor any of our directors or officers, will be liable or accountable in damages to the Operating Partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, the Operating Partnership is required to indemnify us, our affiliates and each of our respective directors, officers, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that the Operating Partnership will not indemnify us or any of our directors or officers for (1) an act or omission that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) any transaction for which such person received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the Partnership Agreement.

Sale or Refinancing of Properties

Upon the sale of certain of our properties or upon the repayment of indebtedness, certain holders of OP units could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, holders of OP units may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. In addition, Legacy Parkway has entered into a tax protection agreement and the Thomas Letter Agreement with Mr. Thomas and certain of his affiliates, which may require us to retain certain properties or maintain more or less indebtedness than we would otherwise require for our business.

Policies Applicable to All Directors and Officers

We have adopted certain policies that are designed to minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. We have adopted a code of business conduct and ethics (the “Code of Ethics”) that restricts certain conflicts of interest between our employees, officers and directors and our company. In addition, as set forth below under “Description of Shares,” our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts, and provisions of our Charter that set forth responsibilities with respect to corporate opportunities offered expressly to a director of Parkway expressly in his or her capacity as a director.

However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

DESCRIPTION OF SHARES

The following summary of the material terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our Charter and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. While the following describes the material terms of our common stock, the description may not contain all of the information that is important to you. You are encouraged to read the full text of our Charter and Bylaws, which are filed as exhibits to the registration statement, of which this prospectus is a part, as well as the applicable provisions of the MGCL. See “Where You Can Find More Information.”

General

Our authorized stock consists of 200,000,000 shares of common stock, par value $0.001 per share, 1,000,000 shares of limited voting stock, par value $0.001 per share, 48,999,950 shares of preferred stock, par value $0.001 per share, and 50 shares of non-voting preferred stock, par value $0.001 per share.

As of April 19, 2017, we had approximately 49,195,214 shares of common stock, 858,417 shares of limited voting stock, no shares of preferred stock and 50 shares of non-voting preferred stock issued and outstanding.

Common Stock

All of the shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and the provisions of our Charter that restrict transfer and ownership of stock, the holders of shares of our common stock generally are entitled to receive dividends on such stock out of funds available for distribution to the stockholders when, as and if authorized by our board of directors and declared by us. The holders of shares of our common stock are also entitled to share ratably in our funds available for distribution to stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities and preferential rights of any other class or series of our stock.

Subject to the rights of any other class or series of our stock and the provisions of our Charter that restrict transfer and ownership of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Our Charter does not permit the cumulation of votes in director elections.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Other than TPG Pantera’s rights pursuant to the TPG Stockholders Agreement, holders of shares of our common stock have no preemptive rights to subscribe for any of our securities. Subject to the preferential rights of any other class or series of our stock and subject to the provisions of our Charter that restrict transfer and ownership of stock, all shares of our common stock have equal dividend, liquidation and other rights.

Preferred Stock

Pursuant to our Charter, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly on terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. As of April 19, 2017, no shares of our preferred stock were outstanding.

Non-Voting Preferred Stock

As of April 19, 2017, Cousins LP owned all of the shares of our non-voting preferred stock. All of the shares of non-voting preferred stock retained by Cousins LP are duly authorized, fully paid and nonassessable.

Our non-voting preferred stock ranks senior to our common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of our affairs. The non-voting preferred stock also ranks junior in right of payment to the Operating Partnership’s other existing and future debt obligations. Subject to any preferential rights of any other class or series of stock that may rank senior to the non-voting preferred stock in the future, holders of non-voting preferred stock, are entitled to receive, when, as and if authorized by our board of directors and declared by us, a cumulative preferential dividend payable quarterly at the rate of 8.00% per annum per share of their $100,000.00 liquidation preference (equivalent to a fixed annual amount of $8,000 per share), which dividend shall accrue, accumulate and be payable in accordance with our Charter. So long as any shares of non-voting preferred stock are outstanding, no dividends may be authorized, declared or set apart for payment of any stock that ranks on parity with, or junior to, the non-voting preferred stock unless full cumulative dividends have been or are contemporaneously declared and paid on the non-voting preferred stock, otherwise, dividends must be declared on the non-voting preferred stock and such parity stock on a pro rata basis. Dividends on the non-voting preferred stock shall accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

Holders of the non-voting preferred stock will not be entitled to any dividend in excess of full cumulative dividends on the non-voting preferred stock, and any dividend payment made on the non-voting preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to such stock which remain payable.

If we liquidate, dissolve or wind up our affairs, subject to any preferential rights of any other class or series of stock that may rank senior to the non-voting preferred stock in the future, holders of non-voting preferred stock will have the right to receive $100,000.00 per share, plus an amount per share equal to all accumulated and unpaid dividends (whether or not earned or declared) to, but not including, the date of final distribution to such holders, before any payments are made to holders of our common stock or other junior securities.

In the event of a sale of Parkway (defined to be either a sale of all or substantially all of our assets or any merger or similar transaction where our voting equity holders hold less than 50% of the equity interests in the surviving entity), we must redeem all shares of non-voting preferred stock for an amount equal to the liquidation preference plus accumulated but unpaid dividends to, but not including, the date of the sale transaction.

The non-voting preferred stock does not have any voting rights, except that without approval of two-thirds of the non-voting preferred stock, we may not create, authorize, increase or decrease the number of stock senior to the non-voting preferred stock or amend our Charter or Bylaws to change rights or preferences of the non-voting preferred stock materially and adversely.

Our non-voting preferred stock is not convertible into or exchangeable for any other of our property or securities.

Limited Voting Stock

All of the outstanding shares of our limited voting stock are duly authorized, fully paid and nonassessable. Each share of our limited voting stock is “paired” with an OP unit of Parkway LP. A share of our limited voting stock will be automatically redeemed by us without consideration if such share’s paired OP unit is transferred to someone other than a permitted transferee, such share is transferred to any person separate and apart from its paired OP unit, its paired OP unit is transferred to any person separate and apart from such share of limited voting stock, such share’s OP unit is redeemed or such share is not otherwise paired with an OP unit.

Holders of shares of our limited voting stock are entitled to vote on the following matters only: the election of directors; any amendment, alteration or repeal of any provision of our Charter; any merger, consolidation, reorganization or other business combination; any sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all of our assets; and any liquidation of us. Holders of our limited voting stock vote on such matters together with holders of our common stock as a single class, except as otherwise required by the MGCL. Holders of shares of our limited voting stock are not entitled to any dividends or distributions, including in the event of any liquidation or dissolution. Our limited voting stock is not convertible into or exchangeable for any other property or securities of Parkway.

Power to Reclassify Our Unissued Shares

Our board of directors has the power, without stockholder approval, to amend our Charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize us to issue additional authorized but unissued shares of common stock or preferred stock and to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of our common stock. Prior to the issuance of shares of each new class or series, our board of directors is required by the MGCL and our Charter to set, subject to the provisions of our Charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of Shares of Parkway Capital Stock

In order for us to qualify to be taxed as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify to be taxed as a REIT has been made) or during a proportionate period of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our capital stock (after taking into account options to acquire shares of capital stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to qualify to be taxed as a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations.”

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, among other purposes, our Charter generally prohibits:

•	any person (other than a person who has been granted an exception) from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive; and

•	any person (other than a person who has been granted an exception) from actually or constructively owning more than 9.8% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive.

Our Charter grants Cousins and certain of its affiliates an exemption from the ownership limits applicable to other holders of our capital stock with respect to Cousins’ ownership of the non-voting preferred stock. In addition, our board may, in its sole discretion, grant an exemption to the stock ownership limits, subject to certain conditions and the receipt by our board of certain representations and undertakings. Our Charter permits exceptions to be made for stockholders if our board of directors determines such exceptions will not jeopardize our qualification as a REIT.

Our Charter also prohibits any person from (1) beneficially or constructively owning, as determined by applying certain attribution rules of the Code, shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock to the extent such ownership would result in us owning (directly or indirectly) an interest in a tenant if the income derived by us from that tenant for our taxable year during which such determination is being made would reasonably be expected to equal or exceed the lesser of one percent of our gross income or an amount that would cause us to fail to satisfy any of the REIT gross income requirements and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who would have owned shares of our capital stock transferred to the trust as described below, is required to give notice immediately to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership of our capital stock will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, to be taxed as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions and limits on ownership and transfer of shares of our capital stock described above is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the above ownership limits and any of the restrictions described above or establish a different limit on ownership (the “excepted holder limit”). However, our board of directors may not grant an exemption to any stockholder unless our board of directors obtains such representations, covenants and undertakings from such stockholder as our board of directors may deem appropriate in order to make certain determinations set forth in our Charter. As a condition of granting the exemption or establishing the excepted holder limit, our board of directors may require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our qualification as a REIT.

Our board of directors has granted TPG an exemption from the stock ownership limits contained in our Charter to enable TPG to acquire up to 32% of our common stock, subject to continued compliance with the terms of our Charter.

In connection with granting an exemption or creating an excepted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limits for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own or constructively own in the aggregate, more than 49.9% in value of the shares of our capital stock then outstanding or we would otherwise fail to qualify to be taxed as a REIT. A reduced ownership limit will not apply to any person whose percentage ownership of our common stock or our capital stock, as applicable, is at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s percentage ownership of our common stock or our capital stock, as applicable, equals or falls below such decreased ownership limit, but any further acquisition of shares of our common stock or capital stock, as applicable, will violate the decreased ownership limit.

However, if any purported transfer of our capital stock or any other event would otherwise result in any person (such person, a prohibited owner) violating the above transfer or ownership limitations or an excepted holder limit established by our board of directors, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause the violation (rounded up to the nearest whole share), will be automatically transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable beneficiaries selected by us, and the intended transferee or other prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer or other event that results in a transfer to the trust. If the transfer to the charitable trust as described above would not be effective for any reason to prevent the violation of the above transfer or ownership limitations then our Charter provides that the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be null and void and the intended transferee will acquire no rights in such shares. Shares of our capital stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of our capital stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will exercise all voting rights and receive all dividends or other distributions with respect to shares of stock held in the charitable trust for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to a trust as described above must be repaid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee must sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations or the other restrictions on ownership and transfer of shares of our capital stock in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the sales proceeds received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share paid by the prohibited owner for the shares in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of our capital stock held in the charitable trust as discussed above. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any dividends or other distributions with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with our ownership limitations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

Amendments to Our Articles and Bylaws and Approval of Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter will be required to approve all articles amendments or extraordinary actions, other than certain amendments to the restrictions on ownership and transfer of our capital stock and the vote required for bylaw amendments, which require the affirmative vote of at least two-thirds of the votes entitled to be cast. However, the MGCL permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

Our board of directors has the power to adopt, alter or repeal any provision of our Bylaws. In addition, our stockholders may adopt, alter or repeal any provision of our Bylaws by a two-thirds vote of the aggregate votes entitled to be cast.

Our Board of Directors

Our Charter and Bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15 directors. We currently have seven directors. In accordance with our Bylaws, at least a majority of our directors must be “independent” under the standards established by the board of directors and in accordance with the applicable listing requirements of the NYSE. Our board of directors determined that of the seven persons who serve on our board of directors, six of our directors are “independent” as defined by the rules of the NYSE.

Election of Directors

Pursuant to our Bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Directors are elected by a majority of the votes cast in an uncontested election and by a plurality of the votes cast in a contested election. Holders of shares of common stock will have no right to cumulative voting in the election of directors.

Our Corporate Governance Guidelines include a director resignation policy, pursuant to which an incumbent director who does not receive a majority of the votes cast in an election where the majority vote standard applies must offer to tender his or her resignation to the Corporate Governance and Nominating Committee, which will review the situation and make a recommendation to the board whether to accept or reject the resignation. The board of directors, taking into account the recommendation of the Corporate Governance and Nominating Committee, will determine whether to accept or reject the resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the board of directors does not accept such tendered resignation, such director shall continue to serve until his or her successor is duly elected or his or her earlier resignation or removal.

Removal of Directors; Vacancies on Our Board of Directors

Our Charter provides that, subject to the rights of holders of any class or series of preferred stock separately entitled to elect or remove one or more directors, a director may be removed only with cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. Cause shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the company through bad faith or active and deliberate dishonesty.

Our Charter provides that any vacancy on the board of directors, other than a vacancy through an increase but not a decrease in the number of authorized directors, shall be filled by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. A vacancy resulting from an increase in the number of directors shall be filled by the vote of a majority of the entire board of directors. A vacancy resulting from the removal of a director may be filled by the stockholders by the vote required to elect a director. Any individual elected to fill a vacancy will serve for the remainder of the term and until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal.

Business Combinations

Under Section 3-602 of the MGCL, “business combinations” between a Maryland corporation and an interested stockholder, or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which such stockholder becomes an interested stockholder. Business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation; or

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has, by resolution, opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board of directors alters or repeals this resolution in the future.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

Under Section 3-702 of the MGCL, issued and outstanding “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	more than one-tenth but less than one-third;

•	more than one-third but less than a majority; or

•	more than a majority.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made, or proposes to make, a control share acquisition may require the board of directors of the Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to require the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholder meeting.

If voting rights are not approved at the special meeting, or if the acquiror does not deliver an acquiring person statement as required by the statute, then the Maryland corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the Maryland corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, known as the Maryland Unsolicited Takeover Act, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by the vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified; and

•	a majority requirement for the calling of a special meeting of stockholders.

We have elected to opt out of the Maryland Unsolicited Takeover Act with respect to the first, second and fifth bullet points above and cannot opt back in without obtaining stockholder approval in advance. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already (1) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our Charter and Bylaws and (2) require, unless called by the chairman of our board of directors, Chief Executive Officer, President or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting.

Special Meetings of the Stockholders

Our chairman, Chief Executive Officer, President or board of directors will have the power to call a special meeting of stockholders. A special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by the secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on such matter at the meeting and containing the information required by our Bylaws. The secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of meeting (including its proxy materials), and the requesting stockholder will be required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Corporate Opportunities and Conflicts of Interest

Pursuant to our Charter, unless otherwise agreed to with Cousins, neither we nor Cousins have any duty to refrain from engaging, directly or indirectly, in any similar activities or lines of business as the other, doing business with any customer of the other or employing, engaging or soliciting for employment any director, officer or employee of the other. In addition, except as otherwise agreed to with Cousins and for business opportunities offered to any of our directors in his or her capacity as a director, our board of directors has the power to cause us to renounce any interest we may have in, or an opportunity to participate in, specified business opportunities or categories of business opportunities that are presented to any of our directors, even if we or our subsidiaries might reasonably be deemed to have pursued or would have desired to pursue it if we had the opportunity. Such director will not have a duty to communicate or offer such business opportunity to us and will not be liable to us for a breach of any fiduciary or other duty or standard of conduct for pursuing such opportunity or not presenting such opportunity to us.

Exclusive Forum for Certain Litigation

Unless we consent in writing to an alternative forum, the Circuit Court for Baltimore City, Maryland or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (1) any derivative action or proceeding brought in the right or on behalf of the company, (2) any action asserting a claim for or based on a breach of any duty owed by any current or former director, officer, other employee or agent of the company to the company or to the stockholders of the company, including a claim alleging the aiding and abetting of such a breach of duty, (3) any action asserting a claim against the company or any current or former director, officer, other employee or agent of the company arising pursuant to any provision of MGCL (including, without limitation, Section 2-401 and 2-405.1 thereof), our Charter or Bylaws, or (4) any action asserting a claim related to or involving the company or any current or former director, officer, other employee or agent of the company that is governed by the internal affairs doctrine.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nomination and New Business

Our Bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the annual meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of our Bylaws.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our Bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (1) pursuant to the notice of the meeting, (2) by or at the direction of its board of directors or (3) if the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions that are set forth in our Bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings. Although our Bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Effect of Certain Provisions of Maryland Law and of Our Articles and Bylaws

Provisions of our Charter and Bylaws, including provisions relating to the removal of directors and the filling of vacancies, the two-thirds vote that will be required to amend certain provisions of our Charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control that might involve a premium price for shares of our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL in the future, it may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction that could result in a change of control of Parkway. Because our board of directors would be able to approve exceptions to the ownership limits and exempt transactions from the business combination statute, the ownership limits and the business combination statute will not interfere with a merger or other business combination approved by our board of directors. Similarly, if the provisions in our Bylaws opting out of the control share acquisition provisions of the MGCL were amended or restated, it could have similar anti-takeover effects.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “PKY.”

SHARES ELIGIBLE FOR FUTURE SALE

General

As of April 19, 2017, we had approximately 49,195,214 shares of common stock, 858,417 shares of limited voting stock, no shares of preferred stock and 50 shares of non-voting preferred stock outstanding. In addition, we have 1,020,862 shares of common stock reserved and authorized for issuance upon redemption of OP units of Parkway LP and 6,002,596 shares of common stock authorized under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (the “2016 Plan”) for issuance to directors, executive officers, employees and other individuals who provide services to us that, if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions.

The outstanding shares of Parkway common stock are freely transferable, except for shares received by persons who may be deemed to be Parkway “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be affiliates of Parkway generally include individuals or entities that control, are controlled by or are under common control with Parkway and may include directors and certain officers or principal stockholders of Parkway. Parkway affiliates will be permitted to sell their Parkway common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 promulgated under the Securities Act (“Rule 144”).

Upon effectiveness of the registration statement of which the prospectus is a part, 4,821,416 shares of common stock held by the TPG Parties and 403,938 shares of common stock held by persons who may be deemed our affiliates will be freely transferable by such persons without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our Charter, and with respect to the TPG Parties only, the TPG Stockholders Agreement.

The Parkway limited voting stock and the Parkway non-voting preferred stock will not be registered under the Securities Act and will only be transferable pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as Rule 144.

Redemption/Exchange Rights

Pursuant to the partnership agreements of the Operating Partnership and Parkway LP, persons that own OP units in either partnership have the right to redeem their OP units. When a limited partner exercises this redemption right, the partnership must redeem the OP units for cash or, at our option, unregistered common stock, on a one-for-one basis. These redemption rights generally may be exercised by the limited partners at any time after one year following the issuance of the OP units. There will be no one-year lock-up period for the outstanding OP units of Parkway LP.

If a limited partner in the Operating Partnership or Parkway LP redeems OP units pursuant to the partnership agreement of either partnership, the partner may receive cash or shares of our common stock in exchange for such OP units. To the extent the partner receives cash (instead of shares of our common stock) through the exercise of these redemption rights, the partner will no longer have any interest in the Operating Partnership, Parkway LP or in us, as the case may be, will not benefit from any subsequent increases in the share price of our common stock and will not receive any future distributions from the Operating Partnership, Parkway LP or us, as the case may be (unless the partner currently owns or acquires in the future additional partnership units or shares of common stock). To the extent the limited partner receives shares of our common stock, the limited partner will become a stockholder rather than a holder of partnership units.

Upon effectiveness of the registration statement of which the prospectus is a part, 1,020,862 shares of common stock, which have not been issued but may be issued upon redemption of OP units of Parkway LP, will be registered for resale by the redeeming OP unitholder, and, once issued and received by such OP unitholder, will be freely transferable by such persons without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our Charter.

Please refer to “Partnership Agreement—Redemption of Partnership Interests.” Any amendment to the Partnership Agreement that would affect these redemption rights would require our consent as indirect general partner and the consent of the majority of outside limited partners, meaning all limited partners other than the Operating Partnership.

Rule 144

Any “restricted” securities under the meaning of Rule 144 of the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 as currently in effect, if six months have elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the non-affiliated holder of such restricted shares can sell such shares subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. An affiliate of ours who has beneficially owned our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of shares of our common equity then outstanding or the average weekly trading volume of our common equity on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Grants Under Our Equity Compensation Plan

The 2016 Plan was approved by our then-sole stockholder on September 16, 2016. The Registration Statement on Form S-8, filed with the SEC on October 7, 2016, registered the shares of common stock issuable under the 2016 Plan, consisting of (i) 5,000,000 shares of common stock, plus (ii) up to 1,300,000 shares of common stock issuable pursuant to equity awards of the Company resulting from awards originally granted under Legacy Parkway’s equity incentive plan that were assumed by us in connection with the Merger and the Spin-Off (the “Assumed Awards”). Ultimately, there were 1,002,596 Assumed Awards granted in connection with the Merger and the Spin-Off, such that the total number of shares reserved under the 2016 Plan is 6,002,596 shares of common stock.

As of April 19, 2017, there were 1,350,409 shares of common stock reserved for issuance upon exercise of outstanding awards under the 2016 Plan, consisting of options to purchase 773,617 shares of common stock and 576,792 restricted stock units (“RSUs”).

PARTNERSHIP AGREEMENT

Partnership Agreement of the Operating Partnership

The following section summarizes material provisions of the Partnership Agreement of the Operating Partnership. This summary is subject to, and qualified in its entirety by reference to, the Partnership Agreement, which is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part.

General

Substantially all of Parkway’s operations are conducted through the Operating Partnership, either directly or through its subsidiaries. Parkway serves indirectly as the sole general partner of the Operating Partnership through its interest in Parkway Properties General Partnership, Inc., the general partner, which holds all of the general partnership interests in the Operating Partnership. Ownership of OP units in the Operating Partnership will generally entitle the holder to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to such holder’s percentage ownership. Parkway does not intend to list the OP units of the Operating Partnership on any exchange or any national market system. The Operating Partnership does not have any units outstanding other than those owned by Parkway, directly and indirectly.

Management

Except as otherwise expressly provided in the Partnership Agreement, the general partner has the exclusive right and full authority and responsibility to manage and operate the Operating Partnership’s business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership or the power to sign documents for or otherwise bind the Operating Partnership. The limited partners have no power to remove the general partner.

Outside Activities of Parkway

Substantially all of the assets of Parkway consist of its ownership of OP units in the Operating Partnership. The Partnership Agreement authorizes Parkway, in its sole and absolute discretion, to hold or acquire assets in its own name or otherwise other than through the Operating Partnership so long as the general partner takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Operating Partnership, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Operating Partnership, Parkway will make such amendments to the Partnership Agreement as Parkway determines are necessary or desirable, including, without limitation, adjusting the one-for-one conversion factor, to reflect such activities and the direct ownership of assets by Parkway.

Fiduciary Responsibilities

The Partnership Agreement contains provisions that expressly limit the duties, fiduciary or otherwise, that Parkway, as indirect general partner, owes to the limited partners of the Operating Partnership. Provided that Parkway acts in good faith and pursuant to Parkway’s authority under the Partnership Agreement, any decisions or actions taken or not taken in accordance with the terms of the Partnership Agreement will not constitute a breach of any duty owed to the Operating Partnership or its limited partners by law or equity, fiduciary or otherwise. Pursuant to the Partnership Agreement, Parkway will act on behalf of the Operating Partnership and its equityholders, and on behalf of Parkway’s stockholders, and generally will be under no obligation to consider or give priority to the separate interests of the limited partners in the Operating Partnership (including, without limitation, the tax consequences to such limited partners) in deciding whether to cause the Operating Partnership to take (or decline to take) any actions.

Management Liability and Indemnification

Parkway, the general partner, and Parkway’s directors and officers will not be liable or accountable for monetary or other damages to the Operating Partnership or any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless Parkway acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by law, the Partnership Agreement will provide that the Operating Partnership will indemnify Parkway, as its indirect general partner, any limited partners, any of Parkway’s officers, directors, managers, members, stockholders or partners and other persons as Parkway may designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts, arising from or in connection with any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, whether civil, criminal, administrative or investigative, relating to Parkway, the Operating Partnership or the operations of or ownership of property by the Operating Partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Capital Contributions

The Operating Partnership issued Class A Units in exchange for certain capital contributions received in connection with the Separation and the UPREIT Reorganization. If the Operating Partnership requires additional funds at any time in excess of capital contributions made by Parkway or from borrowings, Parkway may borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to Parkway’s borrowing of such funds. In addition, Parkway is authorized to cause the Operating Partnership to issue OP units for less than fair market value if Parkway concludes in good faith that such issuance is in the best interest of the Operating Partnership and Parkway’s stockholders.

Issuance of Additional Partnership Interests

Initially, the Partnership Agreement provides for four classes of operating partnership units: Class A Units, Class B Units, profits interests units (“LTIP units”) and Series A Preferred Units. The terms and rights of these classes are described below. Parkway, through the general partner, will be authorized to cause the Operating Partnership to issue additional operating partnership units or other partnership interests to its partners, including Parkway and its affiliates, or other persons without the approval of any limited partners. Operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including operating partnership units held by Parkway), as determined by Parkway, subject to Delaware law, in its sole and absolute discretion without the approval of any limited partner, subject to limitations described below. No operating partnership unit or interest may be issued to Parkway or the general partner unless:

•	the Operating Partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Parkway having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in Parkway are substantially similar to the designations, preferences and other rights, except voting rights, of the operating partnership units or other partnership interests issued to Parkway; or

•	the Operating Partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Common Units

Initially, the Partnership Agreement authorized two classes of common operating partnership or OP units: Class A Units and Class B Units. Class A Units are the general class of operating partnership units (not specifically designated by the general partner as being of another specified class of operating partnership units). Class B Units may be issued between distribution record dates and provide for a distribution of available cash with respect to the distribution period during which they are issued that is based upon the period they are outstanding. Class B Units automatically convert into a like number of Class A Units following the record date for the distribution period in which they are issued. If and when there are Class B Units outstanding, all Class B Units will be treated as Class A Units for purposes of determining the percentage interest of the partners in voting requirements.

LTIP Units

The Operating Partnership may issue LTIP units from time to time to Parkway’s directors, officers, employees and consultants and persons who have provided or will provide services to the Operating Partnership or Parkway. In general, LTIP units are a special class of operating partnership units in the Operating Partnership that are structured to qualify as “profits interests” for tax purposes, and as further described below regarding tax matters, Parkway in its discretion as general partner may make a safe harbor election with respect to LTIP units transferred in connection with the performance of services by a partner in a partner capacity. Subject to certain exceptions contained in the Partnership Agreement, LTIP units will be treated as Class A Units (or, if so designated in connection with the issuance thereof, as Class B Units for the quarter in which such LTIP units are issued). For purposes of computing the percentage interests of the partners in the Operating Partnership, holders of LTIP units will be treated as Class A Unit holders and LTIP units will be treated as Class A Units. The Operating Partnership will be required to maintain at all times a one-to-one correspondence between LTIP units and Class A Units for conversion, distribution and other purposes. Further, LTIP units may be subjected to vesting requirements as determined by the Compensation Committee of the Parkway board of directors.

Generally, LTIP units will receive the same quarterly per-unit profit distributions as the outstanding Class A Units in the Operating Partnership. However, LTIP units will not participate in quarterly per-unit cash distributions until the date specified in the vesting agreement pursuant to which the LTIP units are issued (the “Distribution Participation Date”). Subject to certain limitations, as of the Distribution Participation Date for each LTIP unit, the holder of such LTIP unit shall be entitled to receive a special cash distribution, extraordinary or other distributions in an amount per unit equal to (i) the amount of cash distributions per unit that were paid on the Class A Units during the period from issuance of such LTIP unit until the Distribution Participation Date, multiplied by a percentage set forth in the vesting agreement for such LTIP unit award, less special cash distributions previously paid with respect to LTIP units that were part of the same award, divided by (ii) the holder’s LTIP units that have the same Distribution Participation Date, are part of the same award, and have not been forfeited.

Initially, each LTIP unit has a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if the Operating Partnership were liquidated immediately after the LTIP unit is awarded. However, the Partnership Agreement requires that “book gain” or economic appreciation in Parkway’s assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of Parkway’s assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per operating partnership unit plus any net income allocated to the LTIP unit prior to the Distribution Participation Date, but less the amount of any special cash distribution payable with respect to such LTIP unit. The applicable Treasury Regulations and the Partnership Agreement provide that assets of the Operating Partnership may be revalued upon specified events, including upon additional capital contributions by Parkway or other partners of the Operating Partnership, upon a distribution by the Operating Partnership to a partner in redemption of partnership interests, upon the liquidation of the Operating Partnership or upon a later issuance of additional units in exchange for services, including LTIP units. Upon equalization of the capital account of an LTIP unit with the per unit capital account of the operating partnership units and full vesting of the LTIP unit, the LTIP unit will be convertible into an operating partnership unit at any time, provided that in no event may a holder of vested LTIP units convert a number of vested LTIP units that exceeds (i) the capital account balance attributable to the LTIP units, divided by (ii) the capital account balance attributable to an operating partnership unit, and provided that in no event may Parkway convert any LTIP units unless any special cash distribution payable with respect to such units has been paid. There is a risk that an LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of shares of common stock.

Holders of LTIP units are not entitled to the redemption right described under “—Redemption of Partnership Interests,” but any OP units into which LTIP units are converted are entitled to such redemption right.

LTIP units generally vote with the Class A Units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP units.

Series A Preferred Units

The Partnership Agreement authorizes a series of operating partnership units designated as the “8.00% Series A Cumulative Preferred Units” (the “Series A Preferred Units”). With respect to distribution rights and rights upon liquidation, dissolution or winding up of the Operating Partnership, the Series A Preferred Units rank senior to any class or series of operating partnership units in preference or in priority, as further described below. The Series A Preferred Units also rank junior in right of payment to the Operating Partnership’s other existing and future debt obligations. The Series A Preferred Units were issued to Parkway LP (which in turn issued a substantially identical series of preferred units to the Company) in connection with our issuance of the non-voting preferred stock to Cousins in the Separation and UPREIT Reorganization Transactions and have terms substantially similar to the non-voting preferred stock, including an 8.00% per annum distribution rate and mandatory redemption upon a sale of any of the Company, Parkway LP or the Operating Partnership. If we repurchase any non-voting preferred stock, the Operating Partnership will be obligated to repurchase an equal number of Series A Preferred Units. Holders of Series A Preferred Units are not entitled to the redemption right described under “—Redemption of Partnership Interests.” The Series A Preferred Units are not convertible or exchangeable for any other property or securities of the Operating Partnership.

Preemptive Rights

Except to the extent expressly granted by the Operating Partnership in an agreement other than the Partnership Agreement, no person or entity, including any partner of the Operating Partnership, will have any preemptive, preferential or other similar right with respect to additional capital contributions or loans to the Operating Partnership or the issuance or sale of any operating partnership units or other partnership interests.

Distributions

The Partnership Agreement requires the distribution of available cash on at least a quarterly basis. Available cash will be, with respect to any period for which such calculation is being made, cash of the Operating Partnership, regardless of source, including capital contributions and loans to the Operating Partnership, as determined by Parkway, through the general partner, to be appropriate for distribution in its sole and absolute discretion. Unless otherwise specifically agrees in the Partnership Agreement (including with respect to the ranking of Series A Units as senior in preference or in priority to other operating partnership units) or in the terms established for a new class or series of partnership interests in accordance with the Partnership Agreement, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an operating partnership unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of Parkway for which that operating partnership unit has been exchanged or redeemed.

The Operating Partnership will make reasonable efforts, as determined by Parkway in its sole and absolute discretion and consistent with Parkway’s qualification as a REIT, to distribute available cash in an amount sufficient to enable Parkway to pay stockholder dividends that will satisfy the requirements to qualify as a REIT and to avoid any federal income or excise tax liability for Parkway. Parkway may determine, in its sole and absolute discretion, to make a distribution in kind of assets of the Operating Partnership to the holders of operating partnership units in the Operating Partnership. Such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in the same manner as a cash distribution.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Allocation of Net Income and Net Loss

Net income and net loss of the Operating Partnership will be determined and allocated with respect to each taxable year of the Operating Partnership. Except as otherwise provided in the Partnership Agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the Partnership Agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in a class at the end of each taxable year. The Partnership Agreement contains provisions for special allocations intended to comply with certain regulatory requirements under the Code.

Transfers of Partnership Interests; Termination Transactions

The general partner generally may not transfer any of its operating partnership units in the Operating Partnership, including any of Parkway’s limited partner interests, or withdraw as the general partner of the Operating Partnership, except (i) in connection with a merger, consolidation or other combination with or into another person following the consummation of which the equityholders of the surviving entity are substantially identical to Parkway’s stockholders, (ii) with the consent of a majority of the Operating Partnership’s limited partners (excluding Parkway and any limited partners majority owned, directly or indirectly, by Parkway), (iii) to one or more of Parkway’s controlled affiliates or (iv) in connection with a “termination transaction” as described below.

Parkway may not engage in a merger, consolidation or other combination of Parkway with or into another person, sale of all or substantially all of Parkway’s assets or a reclassification, recapitalization or other change in outstanding shares of Parkway (except for certain reclassifications, recapitalizations or changes) (which we refer to in each case as a “termination transaction”), unless, in general, (i) the general partner receives “partnership approval” (as defined below) of the termination transaction, in the event that partners will receive consideration for their operating partnership units as described in clause (ii) and Parkway is required to seek approval of its stockholders of the termination, or if Parkway would be required to obtain such stockholder approval but for the fact that a tender offer has been accepted by a sufficient number of stockholders to permit consummation of the termination transaction without such approval, and (ii) each partner receives or has the right to receive in the termination transaction cash, securities or other property for each operating partnership unit owned by such partner in the same form as, and equal to the greatest per-share amount paid to, a stockholder of Parkway (or equal to a proportional amount, if the operating partnership units are no longer redeemable for shares on a one-for-one basis).

In order to obtain “partnership approval,” Parkway must obtain the consent of its limited partners holding Class A Units and LTIP units (including Parkway and any limited partners majority owned, directly or indirectly, by Parkway) representing a percentage interest of Class A Units and LTIP units that is equal to or greater than the percentage of outstanding shares of Parkway common stock or votes cast by Parkway’s outstanding common stockholders, as the case may be, required to approve the termination transaction. The “partnership approval” requirement will be satisfied, with respect to such termination transaction, when the sum of the (i) the percentage interest of limited partners consenting to the termination transaction, plus (ii) the product of (a) the percentage of the outstanding Class A Units held by Parkway or certain affiliates of Parkway multiplied by (b) the percentage of the votes that were cast in favor of the termination transaction by Parkway common stockholders or the percentage of shares with respect to which the tender offer has been accepted, as the case may be, equals or exceeds the percentage required for Parkway common stockholders to approve the termination transaction.

The general partner may not enter into any agreement or other arrangement providing for or facilitating the creation of a new general partner of the Operating Partnership, unless the successor general partner (i) is a direct or indirect controlled affiliate of Parkway, and (ii) executes and delivers a counterpart to the Partnership Agreement in which such successor general partner agrees to be fully bound by all of the terms and conditions contained herein that are applicable to the general partner.

With certain limited exceptions, the limited partners may not transfer their interests in the Operating Partnership or rights as a limited partner, in whole or in part, without Parkway’s prior written consent, which consent may be withheld in Parkway’s sole and absolute discretion.

Even if Parkway’s consent is not required for a transfer by a limited partner, Parkway, through the general partner, may prohibit the transfer of operating partnership units by a limited partner unless the general partner receives a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act and would not otherwise violate any federal or state securities laws or regulations applicable to the Operating Partnership or the operating partnership units. Further, except for certain limited exceptions, no transfer of operating partnership units by a limited partner, without Parkway’s prior written consent, may be made if, among other things:

•	Parkway determines in its reasonable discretion that there is a significant risk that such transfer would cause a termination of the Operating Partnership for U.S. federal or state income tax purposes (except as a result of a redemption or exchange of all operating partnership units for Parkway common stock as expressly permitted under the Partnership Agreement);

•	Parkway determines in its reasonable discretion that there is a significant risk that such transfer would cause the Operating Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of a redemption or exchange of all operating partnership units for Parkway common stock as expressly permitted under the Partnership Agreement);

•	such transfer requires the registration of the operating partnership units pursuant to any applicable federal or state securities laws;

•	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Operating Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code;

•	such transfer subjects the Operating Partnership or the activities of the Operating Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; or

•	Parkway determines in its reasonable discretion that there is a risk that such transfer would adversely affect the ability of Parkway to continue to qualify as a REIT or subject it to any additional taxes under Section 857, Section 4981, or any other provision of the Code.

Except with Parkway’s consent to the admission of the transferee as a limited partner, no transferee will have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote operating partnership units in any matter presented to the limited partners for a vote. Parkway, through the general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by Parkway in its sole and absolute discretion.

Mergers and Sales of Assets of the Operating Partnership

Subject to the restrictions on Parkway’s ability to transfer interests in the Operating Partnership described above under “—Transfers of Partnership Interests; Termination Transactions,” Parkway may, and may cause the Operating Partnership to, engage in a merger, consolidation or other combination transaction only if Parkway has provided notice to the limited partners at least 20 business days, or such shorter period as determined by Parkway in its sole and absolute discretion, before the record date for determining stockholders eligible to vote upon the approval of the merger, consolidation or other combination transaction. Parkway generally will have the exclusive power to cause the Operating Partnership to merge, reorganize, consolidate, sell all or substantially all of its assets or otherwise combine its assets with another entity.

Redemption of Partnership Interests

Subject to periodic limits and minimum thresholds described below, a limited partner may exercise a redemption right to redeem his or her OP units at any time beginning 12 months following the date of the initial issuance of the OP units held by the limited partner, or at such other time as may be set forth in the agreement pursuant to which the applicable OP units are issued. In addition, Parkway, through the general partner, may reduce or waive the holding period.

Further, if Parkway gives the limited partners notice of its intention to make an extraordinary distribution of cash or property to its stockholders or effect a merger, a sale of all or substantially all of Parkway’s assets, or any other similar termination transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its OP units. This redemption right begins when such notice is given, which must be at least 20 business days before the record date for determining stockholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other termination transaction, and ends on the record date (or if none, on the date of consummation of such distribution or termination transaction). Parkway, in its sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the stockholders eligible to vote upon a distribution or termination transaction. If no record date is applicable, Parkway may shorten the required notice period of not less than 20 business days before a distribution in Parkway’s sole and absolute discretion.

A limited partner may exercise its unit redemption right by giving written notice to the Operating Partnership and Parkway. The OP units specified in the notice generally will be redeemed on the 20th business day following the date Parkway received the redemption notice or, in the case of the exercise of a unit redemption right in connection with a distribution or termination transaction, the date the Operating Partnership and Parkway received the redemption notice.

The redemption right may be exercised by a limited partner no more than once per fiscal quarter. A limited partner may not exercise the unit redemption right for fewer than 1,000 OP units, or if the limited partner holds fewer than 1,000 OP units, all of the OP units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those OP units redeemed.

Unless Parkway elects to assume and perform the Operating Partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from the Operating Partnership in an amount equal to the market value of Parkway common stock for which the OP units would have been redeemed if Parkway had assumed and satisfied the Operating Partnership’s obligation by paying with Parkway common stock, as described below. The market value of Parkway common stock for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of Parkway common stock on the NYSE for the 10 consecutive trading days before the day on which Parkway received the redemption notice.

In its sole and absolute discretion, Parkway, through the general partner, may elect to assume and perform the Operating Partnership’s obligation to acquire the OP units being redeemed in exchange for either cash in the amount specified above or a number of shares of Parkway common stock equal to the number of OP units offered for redemption, adjusted as specified in the Partnership Agreement to take into account prior share dividends or any subdivisions or combinations of Parkway common stock. No redemption or exchange can occur if delivery of shares of Parkway common stock by Parkway would be prohibited either under the provisions of our Charter or under applicable federal or state securities laws, in each case regardless of whether Parkway would in fact elect to assume and satisfy the unit redemption right with shares.

The general partner is authorized to take any action that it determines to be necessary or appropriate to cause the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a limited partner’s exercise of the redemption right.

Parkway is required to place appropriate restrictions on the ability of the limited partners to exercise their redemption rights as and if deemed necessary to ensure that the Operating Partnership does not constitute a “publicly traded partnership” taxable as an association under Section 7704 of the Code.

In addition to the foregoing right of limited partners to redeem OP units, the Operating Partnership will be entitled to redeem Class A Units and Class B Units held by limited partners other than Parkway or Parkway LP at any time when the aggregate percentage interest of limited partners other than Parkway or Parkway LP in the Operating Partnership is less than 1%. The redemption price and procedure will be substantially similar to those that apply to the redemption right of limited partners described above.

Amendment of Partnership Agreement

In general, other than as described below, the Partnership Agreement may only be amended exclusively by Parkway, through the general partner, without the consent of the limited partners. Amendments to the Partnership Agreement requiring approval of the limited partners may only be proposed by Parkway, through general partner. The approval of a majority of the Class A Units held by limited partners, other than Parkway and certain of its affiliates, will be necessary to, among other things:

•	amend certain provisions regarding the unit redemption right of the limited partners in a manner that adversely affects the limited partners, except as already permitted by the Partnership Agreement;

•	amend certain provisions regarding the distribution rights of the limited partners in a manner that adversely affects the limited partners, other than in connection with the creation or issuance of new or additional partnership interests or as otherwise permitted by the Partnership Agreement;

•	amend certain provisions that would materially alter the Operating Partnership’s allocation of profit and loss to the limited partners, other than in connection with the creation or issuance of new or additional partnership interests or as otherwise permitted by the Partnership Agreement;

•	amend provisions that would convert a limited partner’s interest in the Operating Partnership into a general partner’s interest, modify the limited liability of a limited partner, or impose on the limited partners any obligation to make additional capital contributions to the Operating Partnership;

•	amend certain provisions that set restrictions on the issuance of partnership interests to the general partner;

•	amend certain provisions regarding transfers of partnership interests by the general partner and by the limited partners; or

•	amend the requirements for amending the Partnership Agreement.

Tax Matters

Pursuant to the Partnership Agreement, the general partner is the “tax partner” of the Operating Partnership. Accordingly, through the general partner of the Operating Partnership, Parkway has authority to make tax elections under the Code on behalf of the Operating Partnership, take actions with respect to tax audits or tax judicial review proceedings, enter into agreements with the IRS and to take such other actions as permitted under the Partnership Agreement, including but not limited to, making a safe harbor election with respect to LTIP units under which the fair market value of any partnership interests (or LTIP units, if and as elected by Parkway through the general partner) issued in connection with the performance of services after the effective date of the applicable Treasury Regulations and guidance will be treated as equal to the liquidation value of such safe harbor interests. In the event that the Operating Partnership makes a safe harbor election as described in the preceding sentence, each partner will be bound to comply with all safe harbor requirements with respect to transfers of such safe harbor interests while such election remains effective.

Term

The Operating Partnership will continue until dissolved upon the first to occur of any of the following:

•	an event of withdrawal of the general partner (other than an event of bankruptcy), unless within ninety days after the withdrawal, a majority of the Class A Units held by limited partners, other than Parkway and certain of its affiliates, elect to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

•	an election to dissolve the Operating Partnership by the general partner, in its sole and absolute discretion;

•	entry of a decree of judicial dissolution of the Operating Partnership pursuant to Delaware law;

•	ninety days after the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or for marketable securities; or

•	entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or entry of a final and non-appealable order for relief against the general partner, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the consent of a majority of the holders of the Class A Units to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

Partnership Agreement of Parkway LP

The following section summarizes material provisions of the Parkway LP Partnership Agreement. This summary is subject to, and qualified in its entirety by reference to, the Parkway LP Partnership Agreement and its amendments, which are filed as Exhibits 10.2, 10.3, 10.4, 10.5, and 10.6 to the registration statement of which this prospectus is a part.

Each limited partner of Parkway LP that did not redeem or exchange its partnership interests for shares of Legacy Parkway common stock in connection with the Merger retained its limited partnership interests in Parkway LP. Such interests are and will be subject to the rights and obligations set forth in the Parkway LP agreement. Additionally, in connection with the Separation and the UPREIT Reorganization, Parkway LP maintained a limited partner interest in the Operating Partnership. Any cash distributions from or allocations of the profits and losses of the Operating Partnership will flow through to Parkway LP in proportion to its percentage ownership in the Operating Partnership.

In turn, the limited partners of Parkway LP (including Parkway following the Separation, the UPREIT Reorganization and the Spin-Off) are entitled to share in cash distributions from, and in the profits and losses of, Parkway LP in proportion to their percentage ownerships therein. These distributions and allocations of profits and losses are governed by the Parkway LP Partnership Agreement. In general, the Parkway LP Partnership Agreement provides the limited partners of Parkway LP with similar rights and obligations as the limited partners of the Operating Partnership under the Partnership Agreement, including the general right to redeem their partnership interests for shares of common stock of the Company on a one-for-one basis (as described in the section “—Partnership Agreement of the Operating Partnership”).

DESCRIPTION OF MATERIAL INDEBTEDNESS

Property-Level Indebtedness

Parkway’s properties were subject to $449.6 million of existing secured property-level indebtedness, based on principal balances at December 31, 2016. Such indebtedness includes customary covenants for comparable commercial borrowers and bears customary events of default, such as: nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross-acceleration default (to indebtedness in excess of a threshold amount); and a change of control.

In connection with the initial closing of the Greenway Properties joint venture, on April 17, 2017, certain subsidiaries of the Greenway Properties joint venture (the “Borrowers”) entered into a loan agreement (the “Loan Agreement”) with Goldman Sachs Mortgage Company (“Lender”). The Loan Agreement provides for a loan in the original principal amount of $465,000,000 (the “Loan”) to the Borrowers, which was fully funded at closing. Pursuant to the Loan Agreement and certain ancillary documents thereto, the Loan is subject to the following terms, among others:

Term. The Loan has a maturity date of May 6, 2022.

Interest Rate. Interest on the Loan is 3.753% per annum.

Prepayments and Defeasance. At any time during a prepayment period from May 6, 2020 through the maturity date, the Borrowers may prepay the Loan, in whole, but not in part, without payment of a yield maintenance premium. In addition, the Loan Agreement provides for mandatory prepayment in certain circumstances such as casualty and condemnation without a yield maintenance charge. At any time after the lockout period beginning from the date of closing of the Loan to the earlier of two years following securitization of the Loan or three years after closing of the Loan, the Borrowers may cause the full release of the Greenway Properties from the lien of the Loan by providing satisfactory defeasance collateral that is sufficient to meet the payment obligations set forth in the Loan Agreement. Alternatively, at any time after the lockout period, in connection with an arm’s length sale of certain parcels of the Greenway Properties, the Borrowers may release certain portions of the collateral by providing substitute, defeasance collateral to the Lender in specific amounts allocated to the parcels to be released, provided other conditions are satisfied, including that certain debt service coverage ratios are met after giving effect to such release.

Amortization and Maturity. The Loan Agreement will not require any scheduled repayments of principal prior to the maturity date.

Collateral. The Loan is secured by, among other things, a first lien mortgage over the Borrowers’ fee simple interest in the Greenway Plaza property.

Guaranty. The Loan is non-recourse, subject to customary carveouts, and the Operating Partnership serves as the non-recourse guarantor.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this discussion, references to “our company,” “we” and “us” mean only Parkway and not its subsidiaries or affiliates, except as otherwise indicated, and references to “customer” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate Parkway and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only, is not tax advice, and does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of its particular investment or tax circumstances, or to investors subject to special tax rules, including, but not limited to:

•	tax-exempt organizations, except to the extent discussed below in “—Taxation of U.S. Stockholders—Taxation of Tax-Exempt Stockholders”;

•	broker-dealers;

•	non-U.S. corporations, non-U.S. partnerships, non-U.S. trusts, non-U.S. estates, or individuals who are not taxed as citizens or residents of the United States, all of which may be referred to, collectively, as “non-U.S. persons,” except to the extent discussed below in “—Taxation of Non-U.S. Stockholders”;

•	trusts and estates;

•	regulated investment companies;

•	REITs and other pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	financial institutions;

•	insurance companies;

•	subchapter S corporations;

•	foreign (non-U.S. governments);

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding the shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security” or other integrated investment;

•	persons who receive the shares upon the exercise of employee stock options or otherwise as compensation;

•	persons holding the shares through a partnership or similar pass-through entity;

•	persons with a “functional currency” other than the U.S. dollar;

•	persons holding 10% or more (by vote or value) of our common stock, except to the extent discussed below;

•	persons who do not hold the shares as a “capital asset,” within the meaning of Section 1221 of the Code;

•	corporations subject to the provisions of Section 7874 of the Code;

•	U.S. expatriate; or

•	persons otherwise subject to special tax treatment under the Code.

This summary does not address state, local or non-U.S. tax considerations. This summary also does not consider tax considerations that may be relevant with respect to securities we may issue, or selling security holders may sell, such as limited voting stock, other than our common stock.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Each prospective investor is advised to consult his or her tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the acquisition, ownership and sale of our common stock and of our intended election to be taxed as a REIT. This includes the U.S. federal, state, local, foreign and other tax considerations of the ownership and sale of our common stock and the potential changes in applicable tax laws.

Taxation of Our Company

The sections of the Code that relate to our qualification and taxation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the Code sections that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury Regulations, and related administrative and judicial interpretations.

Immediately after the effective time of the Merger, we were treated as a “qualified REIT subsidiary” of Cousins. As described below, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for U.S. federal income tax purposes. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year commencing on the day prior to the Spin-Off and ended on December 31, 2016.

We will receive an opinion from Hogan Lovells US LLP that, commencing with our short taxable year ended December 31, 2016, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our current and proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2017 and subsequent taxable years. You should be aware that Hogan Lovells US LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hogan Lovells US LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hogan Lovells US LLP has not reviewed and will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hogan Lovells US LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) for us to satisfy the requirements for REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify as a REIT.”

Taxation of REITs in General

For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our “REIT taxable income” (generally, taxable income subject to specified adjustments, including a deduction for dividends paid and excluding our net capital gain) that is distributed currently to our stockholders.

Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our stockholders, subject to special rules for certain items such as the net capital gain that we recognize.

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

1.	We will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including any undistributed net capital gain. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2.	We (or our stockholders) may be subject to the “alternative minimum tax” on our items of tax preference, if any.

3.	If we have (1) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, such income will be subject to tax at the highest corporate rate.

4.	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

5.	If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because we satisfy specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

6.	We will be subject to a 4% nondeductible excise tax on the excess of the required calendar year distribution over the sum of the amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which U.S. federal income tax was paid. The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year, other than capital gains we elect to retain and pay tax on as described below; and

•	any undistributed taxable income from prior taxable years.

7.	We will be subject to a 100% penalty tax on certain rental income we receive when a taxable REIT subsidiary provides services to our customers, on certain expenses deducted by a taxable REIT subsidiary on payments made to us and on income for services rendered to us by a taxable REIT subsidiary, if the arrangements among us, our customers, and our taxable REIT subsidiaries do not reflect arm’s-length terms.

8.	If we acquire any assets, directly or indirectly, from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” inherent in those assets if we disposed of those assets within five years after they were acquired. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a C corporation owns an interest, we will be subject to this tax in proportion to the C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the C corporation or partnership transferor will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

9.	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. stockholder in our common stock.

10.	If we violate an asset test (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nevertheless maintain our REIT qualification because we satisfy specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to C corporations during periods when owning such assets would have caused us to fail the relevant asset test.

11.	If we fail to satisfy a requirement under the Code and the failure would result in the loss of our REIT qualification, other than a failure to satisfy a gross income test or an asset test, as described in paragraph 10 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

12.	If we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our common stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

13.	The earnings of any subsidiaries that are C corporations, including any taxable REIT subsidiaries, are subject to U.S. federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a “REIT” as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7)	that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and that satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year as its taxable year for U.S. federal income tax purposes;

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (our first taxable year as a REIT will be the year commencing on the day prior to the Spin-Off and ended December 31, 2016). Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we issued sufficient common stock in the Spin-Off with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6) above. In addition, our Charter contains restrictions regarding the transfer and ownership of our common stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above but without causing us to violate the freely transferable shares requirement described in clause (2) above. See “Description of Our Capital Stock—Restrictions on Transfer and Ownership of Shares of Parkway Common Stock.” If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT unless we qualify for certain relief provisions described below under “—Requirements for Qualification as a REIT—Relief from Violations; Reasonable Cause.”

To monitor our compliance with condition (6) above, we are generally required to maintain records regarding the actual ownership of our common stock. To do so, we must demand written statements each year from the record holders of specified percentages of our common stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. If we comply with the record-keeping requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes beginning with our short taxable year commencing on the day prior to the Spin-Off and ended on December 31, 2016, and we do not believe that we have succeeded to any earnings and profits of a C corporation. Therefore, we do not believe we had any undistributed non-REIT earnings and profits.

For purposes of condition (8), we adopted December 31 as our year end, and thereby satisfy this requirement.

As noted above, from the effective time of the Merger until the issuance of non-voting preferred stock to Cousins LP, we were a “qualified REIT subsidiary” of Cousins. Under applicable Treasury Regulations, if either of Cousins or Legacy Parkway failed or fail to qualify as a REIT in its 2012 through 2016 taxable years, unless Cousins’ or Legacy Parkway’s failure to qualify as a REIT was or is subject to relief as described below under “—Failure to Qualify as a REIT,” we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Cousins or Legacy Parkway failed to qualify. Cousins and Legacy Parkway obtained opinions of counsel in connection with the Merger as to their qualification as REITs at the time of the Merger.

Relief from Violations; Reasonable Cause

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Requirements for Qualification as a REIT—Gross Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Requirements for Qualification as a REIT—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we did not have reasonable cause for a failure, we would fail to qualify as a REIT. Whether we would have reasonable cause for any such failure cannot be known with certainty, because the determination of whether reasonable cause exists depends on the facts and circumstances at the time and we cannot provide any assurance that we in fact would have reasonable cause for a particular failure or that the IRS would not successfully challenge our view that a failure was due to reasonable cause. Moreover, we may be unable to actually rectify a failure and restore asset test compliance within the required timeframe due to the inability to transfer or otherwise dispose of assets, including as a result of restrictions on transfer imposed by our lenders or undertakings with our co-investors or the inability to acquire additional qualifying assets due to transaction risks, access to additional capital or other considerations. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships, which include the assets, liabilities, and items of income of any partnership in which such subsidiary partnership holds an interest, is treated as our asset and item of income for purposes of applying the REIT requirements.

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S.

federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “—Requirements for Qualification as a REIT—Asset Tests” and “—Requirements for Qualification as a REIT—Gross Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. See “—Requirements for Qualification as a REIT—Relief from Violations; Reasonable Cause” above, and “—Requirements for Qualification as a REIT—Gross Income Tests,” “—Requirements for Qualification as a REIT—Asset Tests” and “—Failure to Qualify as a REIT,” below, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.

Ownership of Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” (“QRS”), that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation, other than a taxable REIT subsidiary, that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours) the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a taxable REIT subsidiary or a QRS. See “—Requirements for Qualification as a REIT—Gross Income Tests” and “—Requirements for Qualification as a REIT—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. In general, we my jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a taxable REIT subsidiary. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a taxable REIT subsidiary or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by a taxable subsidiary corporation to us are assets in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of taxable REIT subsidiaries or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we use such entities to undertake, indirectly, activity that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we use taxable REIT subsidiaries or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of non-qualifying income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s customers that are not conducted on an arm’s-length basis. We believe that all of our transactions with our taxable REIT subsidiaries have been and will continue to be conducted on an arm’s-length basis.

Ownership of Subsidiary REITs. Pursuant to and effective upon the closing date of the Contribution Agreement, we own equity interests in a subsidiary REIT (“Greenway Subsidiary REIT”). In order for us to continue to qualify as a REIT, Greenway Subsidiary REIT will need to qualify as a REIT. We believe that Greenway Subsidiary REIT will operate in a manner to permit us to continue to qualify for taxation as a REIT for U.S. federal income tax purposes and thus that stock in Greenway Subsidiary REIT will thus be a qualifying asset for purposes of the 75% asset test. However, if Greenway Subsidiary REIT were to fail to qualify as a REIT then (i) Greenway Subsidiary REIT would become subject to regular corporate income tax, as described herein (refer below to the section entitled “—Failure to Qualify as a REIT”) and (ii) our equity interest in Greenway Subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test and the 10% vote or value test generally applicable to our ownership in corporations other than REITs, QRSs or TRSs (refer below to the section entitled “—Requirements for Qualification as a REIT—Asset Tests”). If Greenway Subsidiary REIT failed to qualify as a REIT, it is likely that we would not meet one or more of the 75% asset test, the 5% asset test, and/or the 10% vote or value test with respect to our interest in Greenway Subsidiary REIT, in which event we would fail to qualify as a REIT, unless we qualified for certain relief provisions.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements that are applied on an annual basis. First, in each taxable year, at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from investments relating to real property or mortgages on real property, including:

•	“rents from real property”;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

•	interest income derived from mortgage loans secured by real property; and

•	income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year (excluding gross income from prohibited transactions, certain hedging transactions, as described below, and certain foreign currency transactions) must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest (including interest income from debt instruments issued by publicly offered REITs), and (c) gain from the sale or disposition of stock or securities (including gain from the sale or other disposition of debt instruments issued by publicly offered REITs), in either case, not held for sale to customers.

Gross income from certain hedging transactions is excluded from gross income for purposes of the 75% gross income test and 95% gross income test. Income from, and gain from the termination of, certain hedging transactions, where the property or indebtedness that was the subject of the prior hedging transaction was extinguished or disposed of, also will be excluded from gross income for purposes of the 75% gross income test and the 95% gross income test. See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Hedging Transactions.”

Rents from Real Property. Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the customer, the computation of the rent payable, and the nature of the property lease.

•	First, the amount of rent must not be based in whole, or in part, on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	Second, we, or an actual or constructive owner of 10% or more of our common stock, must not actually or constructively own 10% or more of the interests in the customer, or, if the customer is a corporation, 10% or more of the voting power or value of all classes of stock of the customer. Rents received from such customer that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other customers for comparable space or (ii) the property is a qualified lodging facility or a qualified health care property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an “eligible independent contractor” (as described below) and certain other requirements are met;

•	Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	Fourth, for rents to qualify as “rents from real property,” for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the customers of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. This requirement, however, does not apply to the extent the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, this requirement will not apply to “non-customary” services we provide, if the annual value of such non-customary services does not exceed 1% of the gross income derived from the property with respect to which the non-customary services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the service, and any gross income deemed to have been derived by us from the performance of non-customary services pursuant to the 1% de minimis exception will constitute non-qualifying gross income under the 75% and 95% gross income tests.

We monitor the activities provided at, and the non-qualifying income arising from, our properties and do not believe that we have provided services and we do not intend to provide services at levels that will cause us to fail to meet the income tests. We provide services and may provide access to third-party service providers at some or all of our properties. We believe that all access to service providers and services that we provide or intend to provide to customers (other than through an eligible independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible customer service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

Interest Income. “Interest” generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends, in whole or in part, on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

Dividend Income. We may directly or indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from any taxable REIT subsidiaries to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets (each such hedge, a “Borrowings Hedge”), will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to our investments (each such hedge, a “Currency Hedge”) will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified.” This exclusion from the 95% and 75% gross income tests also will apply if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

Income from Prohibited Transactions. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through subsidiary partnerships and limited liability companies, (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Under a statutory safe harbor, however, we generally will not be subject to the 100% tax with respect to gain on a property we sell if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) meet certain other conditions. The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of our property sales may qualify for the safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us or subsidiary partnerships or limited liability companies are prohibited transactions, in which case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Income from Foreclosure Property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made and remains in place generally will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property if the election is available (which may not be the case with respect to any acquired “distressed loans”).

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed above, under “—Taxation of REITs in General,” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

Any redetermined rents, redetermined deductions, excess interest, or redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by taxable REIT subsidiaries to any of our customers, redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined taxable REIT subsidiary service income is gross income (less deductions allocable thereto) of a taxable REIT subsidiary attributable to services provided to, or on behalf of, us that is less than the amounts that would have been paid by us to the taxable REIT subsidiary if based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by customers leasing at least 25% of the net leasable space of the REIT’s property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s customers leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the service is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we intend that any fees paid to a taxable REIT subsidiary for customer services reflect arm’s-length rates, a taxable REIT subsidiary may, under certain circumstances, provide customer services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests

To qualify as a REIT, at the close of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

•	At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, and U.S. government securities. For purposes of this test, real estate assets include interests in real property, such as land and buildings, leasehold interests in real property, stock of other corporations that qualify as REITs (and debt instruments issued by publicly offered REITs, interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”), some types of mortgage-backed securities and mortgage loans, and stock or debt instruments held for less than one year purchased with an offering of our common stock or long term debt. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below:

•	not more than 25% of our total assets may be represented by securities other than those described in the first bullet above.

•	except for securities described in the first bullet above and the last bullet below and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•	except for securities described in the first bullet above and the last bullet below and securities in QRSs and taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	except for securities described in the first bullet above and the last bullet below and securities in QRSs and taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

•	not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. For our tax years beginning after December 31, 2017, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

•	not more than 25% of our total assets may be represented by debt instruments issued by publicly offered REITs that are “nonqualified” debt instruments (e.g., not secured by real property or interests in real property).

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including (1) loans to individuals or estates; (2) obligations to pay rent from real property; (3) rental agreements described in Section 467 of the Code; (4) any security issued by other REITs; (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, debt will meet the “straight debt” safe harbor if (1) neither us, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. As a result, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Failure to Satisfy the Asset Tests. The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets (including a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We believe that we maintain adequate records of the value of our assets to ensure compliance with the asset tests and we intend to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to:

•	the sum of: (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain; and (2) 90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or income attributable to a like-kind exchange that is later determined to be taxable.

We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide REITs with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class and (2) in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents. This requirement does not currently apply to publicly offered REITs, including us, but does apply to nonpublicly offered REITs (e.g., subsidiary REITs).

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements. In certain circumstances we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our stockholders. See “—Taxation of U.S. Stockholders—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

Immediately before the Separation, we were treated as acquiring our initial assets from Cousins in exchange for our common stock. Although the law is not entirely clear, we and Cousins treated that contribution as a tax-deferred transaction in which our carryover basis in our initial assets was increased by the gain that was recognized to Cousins on our distribution of the cash proceeds from a loan incurred by the Operating Partnership. If that position is respected, our basis in our initial properties is equal to their fair market value at the time of the Separation. There can be no assurance, however that the IRS might not assert that we are not entitled to increase the basis in our assets as a result of the gain recognized by Cousins in the Separation, in which case we would have a carryover basis in our initial assets that is less than their fair market value and we would have lower amounts of depreciation deduction for tax purposes than we would if we had acquired our initial properties in a taxable transaction. In that event, the lower amounts of depreciation deductions would increase the amount we are required to distribute to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

We expect that our REIT taxable income (determined before our deduction for dividends paid) will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Record-Keeping Requirements

We are required to and we intend to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification other than gross income and asset tests that have the specific savings clauses, we can avoid termination of our REIT qualification by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify for taxation as a REIT, we will not be required to make any distributions to stockholders, and any distributions that are made to stockholders will not be deductible by us. As a result, our failure to qualify for taxation as a REIT would significantly reduce the funds available for distributions by us to our stockholders. In addition, if we fail to qualify for taxation as a REIT, all distributions to stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals would receive qualified dividend income that would be taxed at capital gains rates, and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Under applicable Treasury

Regulations, if Cousins or Legacy Parkway failed, or fails, to qualify as a REIT in its 2012 through 2016 taxable years, unless Cousins’ or Legacy Parkway’s failure was or is subject to relief under U.S. federal income tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Cousins or Legacy Parkway failed to qualify. Cousins and Legacy Parkway obtained opinions of counsel in connection with the Merger as to their qualification as REITs at the time of the Merger. There can be no assurance that we would be entitled to any statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Tax Aspects of Our Ownership of Interests in the Operating Partnership

General

Substantially all of our investments are owned indirectly through the Operating Partnership, which owns our properties either directly or through certain subsidiaries. This discussion focuses on the tax aspects of our ownership of properties through partnerships and entities such as limited liability companies that are taxable as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We have included and will continue to include in our gross income our proportionate share of the foregoing partnership items for purposes of the gross income tests applicable to REITs and in the computation of our REIT taxable income.

Moreover, for purposes of the REIT asset tests, we intend to include our proportionate share of assets held through the Operating Partnership and those of its subsidiaries that are either disregarded as separate entities or that are treated as partnerships for U.S. federal income tax purposes. For more information, see “—Requirements for Qualification as a REIT—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

If the Operating Partnership or any other non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to U.S. federal and state income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Requirements for Qualification as a REIT—Asset Tests” and “—Requirements for Qualification as a REIT—Gross Income Tests”). The tax treatment of our company, and the U.S. federal income tax consequences of the ownership of our common stock would be materially different from the consequences described herein if the Operating Partnership and all of its subsidiaries (other than a taxable REIT subsidiary) were not classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. If the Operating Partnership were taxable as a corporation, most, if not all, of the U.S. federal income tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in the Operating Partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Requirements for Qualification as a REIT—Asset Tests”). In this event, the value of our stock could be materially adversely affected (see “—Failure to Qualify as a REIT”).

Pursuant to Treasury Regulations under Section 7701 and Section 7704 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation by virtue of being a “publicly traded partnership.” Neither the Operating Partnership nor any of its non-corporate subsidiaries that are not taxable REIT subsidiaries have elected or will elect to be treated as a corporation for U.S. federal income tax purposes. Therefore, subject to the discussion below regarding the rules applicable to publicly traded partnerships, the Operating Partnership and each subsidiary that is not a taxable REIT subsidiary will be treated as a partnership for U.S. federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for U.S. federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an “established securities market” or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” The units of the Operating Partnership currently are not and, in the future we do not expect that they will be traded on an “established securities market,” and we will take the reporting position for U.S. federal income tax purposes that the Operating Partnership is not a publicly traded partnership. There is a risk, however, that the right of a holder of the Operating Partnership units to redeem the units for our common stock could cause the Operating Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

If the Operating Partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. The income requirements applicable to us to qualify as a REIT under the Code, on the one hand, and the definition of qualifying income under the publicly traded partnership rules, on the other hand, are very similar. Although differences exist between these two income tests, we do not expect that these differences would cause the Operating Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships. We expect that, even if it were a publicly traded partnership, the Operating Partnership will have sufficient qualifying income so that it would be taxed as a partnership.

Allocations of the Operating Partnership’s Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for U.S. federal income tax purposes if they do not comply with the provisions of Code Section 704(b) and the Treasury Regulations promulgated thereunder. Generally, Code Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The allocations of taxable income and loss provided for in the Partnership Agreement are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to Our Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as property deemed contributed to the Operating Partnership in connection with the partnership merger) must be allocated in a manner such that the contributing partners are charged with, or benefit from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as a book-tax difference. The Partnership Agreement requires that such allocations be made in a manner consistent with Code Section 704(c). Any property purchased by the Operating Partnership for cash initially will have an adjusted tax basis equal to its fair market value, and Code Section 704(c) generally will not apply. In the future, however, the Operating Partnership may admit partners in exchange for a contribution of appreciated property.

Treasury Regulations issued under Code Section 704(c) provide partnerships with a choice of several methods of accounting for book-tax differences. Under certain available methods, the carryover basis of contributed properties in the hands of the Operating Partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirement and may result in a greater portion of our distributions being treated, for U.S. federal income tax purposes, as a dividend (rather than as a return of capital).

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, the term “U.S. stockholder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions Generally. So long as we qualify as a REIT, distributions that we make to our taxable U.S. stockholders out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not designated as capital gains dividends or “qualified dividend income” will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding common stock. With limited exceptions, our dividends are not eligible to be taxed at the preferential qualified dividend income rates currently available to U.S. stockholders that are individuals, trusts and estates who receive dividends from taxable subchapter “C” corporations. Such stockholders, however, may be taxed at the preferential rates on dividends designated as “qualified dividend income” by and received from REITs, provided certain requirements described below are met. See “—Qualified Dividend Income.”

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. stockholders as long-term capital gains without regard to the period for which the U.S. stockholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case U.S. stockholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. A U.S. stockholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. stockholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20% (excluding the 3.8% tax on “net investment income”), and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s shares, the U.S. stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Our Company” and “—Requirements for Qualification as a REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

The maximum amount of dividends that we may designate as capital gain and as “qualified dividend income” (discussed below) with respect to any taxable year may not exceed the dividends actually paid by us with respect to such year, including dividends paid by us in the succeeding tax year that relate back to the prior tax year for purposes of determining our dividends paid deduction.

Qualified Dividend Income. We may elect to designate a portion of our distributions paid to stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the stockholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including our taxable REIT subsidiaries);

•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•	the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a “C” corporation with respect to which we are required to pay U.S. federal income tax, over (ii) the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any of our taxable REIT subsidiaries, or (iii) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against income or gain relating to our common stock. To the extent that distributions we make do not constitute a return of capital, they generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates.

Dispositions of Our Common Stock. If a U.S. stockholder sells, redeems or otherwise disposes of our common stock in a taxable transaction, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. In general, a U.S. stockholder’s adjusted basis will equal the U.S. stockholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20% (excluding the 3.8% tax on “net investment income”), if our common stock are held for more than one year, and will be taxed at ordinary income rates of up to 39.6% if the stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. stockholders) to a portion of capital gain realized by a non-corporate U.S. stockholder on the sale of our common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. stockholders should consult with their own tax advisors with respect to their capital gain tax liability.

Capital losses recognized by a U.S. stockholder upon the disposition of our common stock that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly.

Net Investment Income Tax. In certain circumstances, certain U.S. stockholders that are individuals, estates or trusts are subject to a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares. U.S. stockholders should consult their own tax advisors regarding this legislation.

Taxation of Tax-Exempt Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of our common stock is financed through a borrowing by the U.S. tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business of a U.S. tax-exempt stockholder, and (3) we do not hold an asset that gives rise to “excess inclusion income,” distributions that we make and income from the sale of our common stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such stockholders to characterize distributions from us as UBTI, unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These stockholders should consult with their tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust that (1) is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) owns more than 10% of the value of our common stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT, unless:

•	either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our common stock, collectively own more than 50% of the value of our common stock; and

•	we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our common and preferred shares contained in our Charter, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt stockholders.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing U.S. federal income taxation of non-U.S. stockholders. For purposes of this summary, “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “—Taxation of U.S. Stockholders—Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. Prospective non-U.S. stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of shares of our common stock or preferred stock, including any reporting requirements.

Distributions Generally. As described in the discussion below, distributions paid by us with respect to our common stock will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that our common stock will be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions described below. Our common stock is regularly traded on an established securities market in the United States following the Separation. If our common stock is not regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends. A distribution paid by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	is not attributable to our net capital gain from the sale of U.S. Real Property Interest, or “USRPIs”; or

•	is attributable to our net capital gain from the sale of USRPIs, and the non-U.S. stockholder owns 10% or less of the value of our common stock at all times during the one-year period ending on the date of the distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% (or lower applicable treaty rate) of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below), unless:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or Form W-8BEN-E, as applicable, evidencing eligibility for that reduced treaty rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business; or

•	the non-U.S. stockholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under Section 892 of the Code.

Return of Capital Distributions. Unless (A) shares of our common stock constitute a USRPI, as described in “— Dispositions of Our Common Stock” below, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S.

stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If shares of our common stock constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of our earnings and profits, and (2) the non-U.S. stockholder’s basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends. A distribution paid by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. common stockholder owns more than 10% of the value of common stock at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. stockholder unless:

•	the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% (or lower applicable treaty rate) branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. stockholder that owns more than 10% of the value of our common stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. stockholder that is a corporation, such distributions also may be subject to the 30% (or lower applicable treaty rate) branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. stockholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% (or, to the extent provided in Treasury Regulations, 20%) of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. stockholder, whether or not the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our common stock. Furthermore, distributions to “qualified foreign pension funds” (as defined in the Code) or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. stockholder, and generally receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Common Stock. Unless shares of our common stock constitute a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, subject to the discussion below regarding dispositions by “qualified stockholders” and “qualified foreign pension funds,” with respect to any particular stockholder, shares of our common stock will constitute a USRPI only if each of the following three statements is true:

•	fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•	we are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we will remain a domestically-controlled REIT, because our common stock is publicly traded, we cannot guarantee that we will remain a domestically-controlled qualified investment entity; and

•	either (a) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has held over 10% of our outstanding common stock any time during the five-year period ending on the date of the sale.

A sale of our common stock by a “qualified stockholder” or a “qualified foreign pension fund” that holds our common stock directly (or indirectly through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. However, if a foreign investor in a “qualified stockholder” directly or indirectly, whether or not by reason of such investor’s ownership interest in the “qualified stockholder,” holds more than 10% of the stock of a REIT, then a portion of the REIT stock held by the “qualified stockholder” (based on the foreign investor’s percentage ownership of the “qualified stockholder”) would be treated as a USRPI in the hands of the “qualified stockholder” and will be subject to FIRPTA.

Specific wash sales rules applicable to sales of shares in a domestically controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our common stock is “regularly traded” on an established securities market in the United States, such non-U.S. stockholder has owned more than 5% of our outstanding common stock at any time during the one-year period ending on the date of such distribution.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and, if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of the shares generally would be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder as follows: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders—Generally

In general, information reporting requirements will apply to distributions made with respect to our common stock and to payments of the proceeds on the sale of our common stock to some U.S. stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments (currently at the rate of 28%) if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

U.S. Stockholders—Withholding on Payments in Respect of Certain Foreign Accounts.

As described below, certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock. For more information, see “—Non-U.S. Stockholders—Withholding on Payments to Certain Foreign Entities.”

Non-U.S. Stockholders—Generally

Generally, information reporting will apply to payments or distributions on our common stock, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. stockholders, or the withholding tax for non-U.S. stockholders, as applicable, unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the non-U.S. stockholder’s particular circumstances, non-U.S. stockholders are urged to consult their tax advisor regarding the information reporting requirements applicable to them.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Stockholders—Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. Under delayed effective dates provided for in the regulations, the required withholding will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

State, Local and Foreign Taxes

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our common stock and depositary shares.

Our subsidiaries that are taxable REIT subsidiaries, if any, are subject to U.S. federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. To the extent that our taxable REIT subsidiaries and we are required to pay U.S. federal, state or local taxes, we will have fewer funds available for distribution to stockholders.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our common stock of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Legislative and regulatory changes, including comprehensive tax reform, may be more likely in the 115th Congress, which convened in January 2017, because the Presidency and both Houses of Congress are controlled by the same political party. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

SELLING STOCKHOLDERS

The 6,246,216 shares of our common stock being registered for resale under this prospectus include (i) 4,821,416 shares that were received by the TPG Parties, collectively, in connection with the Spin-Off on October 7, 2016 following the Merger, (ii) 1,020,862 shares that, from time to time, we may issue to holders of OP units in Parkway LP upon the tender of OP units for redemption in accordance with the Parkway LP Partnership Agreement, and (iii) 403,938 shares that are held by persons who may be deemed our affiliates, in each case, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale. The registration statement of which this prospectus is a part shall also cover any additional shares of common stock that become issuable in connection with the common stock registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.

We are registering the resale of certain of the shares of common stock in order to satisfy our contractual obligations under the TPG Stockholders Agreement and the Registration Rights Agreement. The TPG Stockholders Agreement requires us to use commercially reasonable efforts to file a registration statement with the SEC within 30 days following the closing of the Merger to register for resale the shares held by the TPG Parties. The Registration Rights Agreement provides for the registration by us of certain securities held by or issuable to Mr. Thomas and the other parties thereto, including shares of common stock underlying OP units in Parkway LP.

Each of the selling stockholders may from time to time offer and sell pursuant to this prospectus the shares of common stock set forth opposite his, her or its name in the table below. The table below sets forth the names of the selling stockholders and the following information as of April 19, 2017:

•	the number of shares of common stock beneficially owned, to our knowledge, by the selling stockholder;

•	the maximum number of shares of common stock that may be offered for sale by the selling stockholder under this prospectus;

•	the number of shares of common stock assumed to be beneficially owned by the selling stockholder upon completion of the offering; and

•	the percentage of our outstanding shares of common stock beneficially owned by the selling stockholder upon completion of this offering.

Because the selling stockholders may offer all, some or none of the shares of common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no definitive estimate can be given as to the amount of shares of common stock that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that (i) all OP units in Parkway LP held by the selling stockholders are tendered for redemption or exchange by the selling stockholders and that we issue shares of common stock on a one-for-one basis in redemption of such OP units in accordance with the Parkway LP Partnership Agreement and (ii) the selling stockholders sell all of the shares of common stock beneficially owned by them (including any shares of common stock issued upon redemption of OP units) that have been registered by us pursuant to the registration statement of which this prospectus is a part and do not acquire any additional shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of common stock. Likewise, we cannot predict whether or when any holders of OP units will elect to redeem their OP units or whether we will elect to satisfy any redemption or purchase of OP units with cash or shares of our common stock.

The selling stockholders listed in the table below may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Unless otherwise indicated, the address of each named person is c/o Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803.

	Beneficial Ownership Prior to Resale Offering				Common Stock Registered Pursuant to This	Beneficial Ownership After Resale Offering(1)
Name of Selling Stockholder	Total Common Stock and OP Units (2)(3)		Percentage of Common Stock and OP Units (4)		Registration Statement (Maximum Number That May Be Sold)	Common Stock	Percentage of Class
TPG VI Pantera Holdings, L.P. (5) c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	4,808,454		9.6%		4,808,454	—	—
TPG VI Management, LLC (5) c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	12,962		*		12,962	—	—
Maguire Thomas Partners—Philadelphia, Ltd. (6)(7)	273,690		*	(8)	273,690	—	—
Thomas Investment Partners, Ltd. (6)(7)	453,155		*	(8)	453,155	—	—
Maguire Thomas Partners—Commerce Square II, Ltd. (6)(7)	179,767		*	(8)	179,767	—	—
The Lumbee Clan Trust (6)(7)	241,056	(9)	*	(8)	241,056	—	—
Andrew Silverman (6)	56,480		*		56,480	—	—
Alexander D. Silverman (6)	56,480		*		56,480	—	—
James R. Heistand (6)(10)	929,054	(11)	1.9%		13,937	915,117	1.9%
Thomas Partners, Inc. (6)(7)	10,658		*	(8)	10,658	—	—
Diana Laing (6)	9,080		*		9,080	—	—
M. Jayson Lipsey (6)(12)	174,729	(13)	*		7,262	167,467	*
Jeremy Dorsett (6)(14)	33,248	(15)	*		5,868	27,380	*
Scott E. Francis (6)(16)	24,227	(17)	*		5,306	18,921	*
Jason A. Bates (6)(18)	24,241	(19)	*		4,841	19,400	*
Paul Rutter (6)	2,920		*		2,920	—	—
Thomas Master Investments, LLC (6)(7)	49,020		*	(8)	49,020	—	—
Jeffrey N. Meltzer (6)	134		*		134	—	—
John A. Meltzer (6)	134		*		134	—	—
James A. Thomas (7)	1,436		*	(8)	1,436	—	—
Rosemary Pastron Trust (7)	793		*	(8)	793	—	—
Otto Pastron Trust (7)	808		*	(8)	808	—	—
Sarah Bane Trust (7)	8		*	(8)	8	—	—
Samantha Bane Trust (7)	17		*	(8)	17	—	—
Otto Pastron Trust CUTMA (7)	42		*	(8)	42	—	—
1994 Trust (7)	15		*	(8)	15	—	—
Thomas-Pastron Family Partnership, L.P. (7)	51,893		*	(8)	51,893	—	—

Total	7,394,501		14.7%		6,246,216	1,148,285	2.3%

*	Less than 1%.
(1)	The selling stockholders are not obligated to sell all or any portion of our common stock shown as offered by them. Therefore, for purposes of this table, we have assumed that the selling stockholders have sold only the shares of common stock being registered by us pursuant to the registration statement of which this prospectus is a part.
(2)	Includes shares of common stock and OP units held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Pursuant to Rule 13d-3 of the Exchange Act, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of April 19, 2017, through the exercise of options or other rights.
(3)	The registration statement of which this prospectus is a part shall also cover any additional shares of common stock that become issuable in connection with the common stock registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.
(4)	Based on 49,195,214 shares of our common stock and 1,020,862 OP units outstanding as of April 19, 2017.
(5)	This selling stockholder is an affiliate of broker-dealers, and affiliates of this selling stockholder indirectly own interests in other broker-dealers. The selling stockholder has represented to us that it purchased its shares being registered for resale in the ordinary course of its business. In addition, it has represented to us that, at the time of its purchase of its shares being registered for resale, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	For a holder of OP units in Parkway LP, the number of shares of common stock assumes that all OP units held as of the date of this prospectus are tendered for redemption in accordance with the Parkway LP Partnership Agreement and that Parkway elects to issue shares of common stock upon such redemption on a one-to-one basis.
(7)	The selling stockholder is affiliated with Mr. James A. Thomas, chairman of our board of directors. Mr. Thomas previously served as chairman of the board of directors of Legacy Parkway from December 2013 until the Merger. Mr. Thomas and the selling stockholders affiliated with Mr. Thomas hold, in the aggregate, (A) 403,938 shares of common stock (including 1,683 shares held in trust for the benefit of immediate family members, of which Mr. Thomas disclaims beneficial ownership, except to the extent of his pecuniary interest) and (B) OP units that are convertible into 858,420 shares of common stock at the holder’s election.
(8)	Collectively, Mr. Thomas and the selling stockholders affiliated with Mr. Thomas own 2.5% of the outstanding shares of common stock and OP units as of April 19, 2017.
(9)	Includes (A) 96,771 shares of common stock and (B) OP units that are convertible into 144,285 shares of common stock at the holder’s election.
(10)	Mr. Heistand is our President and Chief Executive Officer and also serves as a director. Mr. Heistand previously served as president and chief executive officer of Legacy Parkway from December 2011 until the Merger and was a director of Legacy Parkway from June 2011 until the Merger, having served as executive chairman from June 2011 through November 2011.
(11)	Includes (A) 44,596 shares of common stock pledged as security for a line of credit with TD Ameritrade, which pledge was in place prior to the Spin-Off, (B) fully vested options to purchase 557,526 shares of common stock, and (C) OP units that are convertible into 13,937 shares of common stock at the holder’s election. Excludes 147,917 RSUs, each of which represents a right to receive one share of common stock upon vesting.
(12)	Mr. Lipsey is our Executive Vice President and Chief Operating Officer. Mr. Lipsey previously served as executive vice president and chief operating officer of Legacy Parkway from October 2011 until the Merger.
(13)	Includes (A) fully vested options to purchase approximately 132,045 shares of common stock, and (B) OP units that are convertible into 7,262 shares of common stock at the holder’s election. Excludes 70,623 RSUs, each of which represents a right to receive one share of common stock upon vesting.
(14)	Mr. Dorsett is not an officer, director, or employee of Parkway. Mr. Dorsett served as the executive vice president and general counsel of Legacy Parkway from September 2012 until the Merger and also as secretary of Legacy Parkway from February 2013 until the Merger.
(15)	Includes (A) fully vested options to purchase 15,281 shares of common stock and (B) OP units that are convertible into 5,868 shares of common stock at the holder’s election.
(16)	Mr. Francis is our Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Mr. Lipsey previously served as the executive vice president of Legacy Parkway from December 2014 until the Merger and also as chief accounting officer of Legacy Parkway from September 2013 until the Merger.
(17)	Includes OP units that are convertible into 5,306 shares of common stock at the holder’s election. Excludes 53,304 RSUs, each of which represents a right to receive one share of common stock upon vesting.

(18)	Mr. Bates is our Executive Vice President and Chief Investment Officer of Parkway. Mr. Bates previously served as the executive vice president and chief investment officer of Legacy Parkway from September 2014 until the Merger and, prior to that, served as senior vice president, head of transactions for Legacy Parkway from November 2013 to September 2014 and as vice president of investments for Legacy Parkway from December 2011 to November 2013.
(19)	Includes OP units that are convertible into 4,841 shares of common stock at the holder’s election. Excludes 44,379 RSUs, each of which represents a right to receive one share of common stock upon vesting.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of up to 4,821,416 shares of common stock that were distributed to the TPG Parties in the Spin-Off on October 7, 2016. We are registering such shares of common stock pursuant to our obligations under the TPG Stockholders Agreement, but registration of such shares of common stock does not necessarily mean that any of the TPG Parties will offer or sell such shares. This prospectus also relates to the resale of up to 1,020,862 shares of common stock that we may issue from time to time to the holders of OP units in Parkway LP upon the redemption of such OP units. We are registering the resale of these shares by the holders to permit such sales without restriction in the open market or otherwise, but registration of such shares does not necessarily mean that any holders will elect to redeem their OP units, that we will issue any shares of common stock upon any such redemption, or that, if issued, such holders will offer or sell such shares. This prospectus also relates to the offer and sale from time to time of up to 403,938 shares of common stock that are held collectively by certain persons that may be deemed to be affiliates of us. We are registering such shares of common stock pursuant to our obligations under the Registration Rights Agreement, but registration of such shares of common stock does not necessarily mean that any of these parties will offer or sell such shares.

We are registering these shares of common stock by this prospectus to permit the selling stockholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. The selling stockholders or pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of common stock beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of shares of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

Determination of Offering Price by Selling Stockholders

The selling stockholders may offer the common stock pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the market, by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.

Our common stock is listed on the NYSE under the symbol “PKY.” The public price at which shares of our common stock trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective. In determining the prices at which the selling stockholders may offer their shares of common stock from time to time pursuant to this prospectus, we expect selling stockholders to consider a number of factors in addition to prevailing market conditions, including:

•	the information set forth in this prospectus and otherwise available to selling stockholders;

•	the history of and prospects for our industry;

•	an assessment of our management;

•	our present operations;

•	the trend of our revenues and earnings;

•	our earnings prospects;

•	the price of similar securities of generally comparable companies; and

•	other factors deemed relevant.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any, paid by the selling stockholders.

Methods of Distribution

The sales described in the preceding paragraphs may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock is listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the writing of options whether the options are listed on an option exchange or otherwise;

•	through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement); or

•	a combination of any such methods or any other method permitted by applicable law.

In connection with sales of the common stock, selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell the common stock.

The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common stock which may be resold thereafter pursuant to this prospectus if the shares of common stock are delivered by the selling stockholders. However, if the shares of common stock are to be delivered by the selling stockholders’ successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

Selling stockholders might not sell any, or all, of the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer any, or all, of the shares of common stock by other means not described in this prospectus.

The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the common stock to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, shares of our common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling stockholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any shares of common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

Brokers, dealers, underwriters or agents participating in the distribution of the common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of the common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Selling stockholders who are registered broker-dealers or affiliates of registered-broker dealers may be deemed underwriters under the Securities Act.

Pursuant to the TPG Stockholders Agreement, we have agreed to indemnify each TPG Party, each person, if any, who controls such selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the managers, members, managing members, general and limited partners, officers, directors, employees and agents of any of the foregoing, against specified liabilities arising under the Securities Act, but only insofar as such damages (or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus of Parkway or any preliminary prospectus of Parkway. Each TPG Party has agreed to indemnify us and each of our officers, directors, employees and agents, and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against specified liabilities arising under the Securities Act, but only with respect to information related to the TPG Parties, or their plan of distribution, furnished by the TPG Parties or any of their managers, members, managing members, general partners, officers, directors, employees, agents and controlling persons to Parkway for use any registration statement or prospectus, or any amendment or supplement thereto, or any preliminary prospectus. Pursuant to the TPG Stockholders Agreement, with respect to the TPG Parties, we have agreed to pay all of the costs and expenses incurred in connection with the registration statement of which this prospectus is a part, except that the TPG Parties will be responsible for any underwriting discounts and commissions attributable to the sale of their shares of common stock.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify each of the other parties thereto, which are The Lumbee Clan Trust, Thomas Partners, Inc., Thomas Master Investments, LLC, Maguire Thomas Partners—Philadelphia, Ltd. Thomas Investment Partners, Ltd., Thomas-Pastron Family Partnership, L.P., and Maguire Thomas Partners—Commerce Square II, Ltd. (collectively, the “Indemnitees”) and each person, if any, who controls such selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, employees and agents of any of the foregoing, against specified liabilities arising under the Securities Act, unless the person asserting any losses against such Indemnitee purchased registrable securities and a copy of the prospectus or prospectus supplement was not sent or given by or on behalf of such Indemnitee to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the registrable securities to such person, and if the prospectus or prospectus supplement (as may be amended or supplemented) would have cured the defect giving rise to such asserted losses. Each Indemnitee has agreed to indemnify us and each of our officers, directors, employees, agents and certain affiliates, and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against the same specified liabilities arising under the Securities Act, but only with respect to losses arising out of or caused by any untrue statement or omission included or omitted in conformity with information furnished in writing by or on behalf of the Indemnitee expressly for use in any registration statement contemplated by the Registration Rights Agreement or any related prospectus or prospectus supplement relating to the registrable securities (as may be amended or supplemented). Pursuant to the Registration Rights Agreement, with respect to the parties thereto, we have agreed to pay all federal and state filing fees, all fees and expenses of counsel and all independent certified public accountants, underwriters (excluding discounts and commissions and fees and expenses of counsel to the underwriters) and other persons retained by us, printing expenses, and all fees and expenses incurred in connection with the listing of shares in connection with the registration statement of which this prospectus is a part.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “PKY.”

Stabilization and Other Transactions

As described above, the selling stockholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the common stock offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule, and the combined financial statements of one of our predecessors, Parkway Houston, included in our Annual Report on Form 10-K for the year ended December 31, 2016 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule, and the financial statements of one of our predecessors, are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The combined financial statements of Cousins Houston incorporated by reference in this Prospectus from Parkway, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph relating to the allocation of certain operating expenses from Cousins Properties Incorporated), which is incorporated by reference herein. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of the shares of common stock offered hereby and certain tax matters, were passed upon for us by Hogan Lovells US LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the Parkway common stock being offered as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to Parkway and its common stock, please refer to the registration statement, including its exhibits. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

We are subject to the information and reporting requirements of the Exchange Act and file periodic reports and proxy statements and make available to our stockholders reports containing financial information. We maintain a website at www.pky.com. We plan to make available, free of charge, on our website our Annual Reports on Form 10-K, and make available, free of charge, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the SEC.

You should rely only on the information contained in this prospectus or to which this prospectus has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC April 5, 2017 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2016; and

•	our Current Reports on Form 8-K filed on February 22, 2017 and April 20, 2017.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Parkway, Inc.

5847 San Felipe Street

Suite 2200

Houston, TX 77057

Attn: Investor Relations

(346) 200-3100

Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at http://www.pky.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

6,246,216 Shares

Common Stock

PROSPECTUS

                , 2017

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the registration of the securities being registered, all of which are being borne by us. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC registration fee	$14,841
FINRA filing fee	19,710
Printing and engraving fees	75,000
Legal fees and expenses	250,000
Accounting fees and expenses	80,000

Total	$439,551

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

In connection with its incorporation on June 3, 2016, Parkway, Inc. (“Parkway”) issued 1,000 shares of common stock to Parkway Properties, Inc. (“Legacy Parkway”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the separation and reorganization transactions consummated on October 6, 2016 pursuant to that certain Merger Agreement, dated as of April 28, 2016, among Legacy Parkway, Cousins Properties Incorporated (“Cousins”), Parkway Properties LP, and Clinic Sub Inc. and that certain Separation, Distribution, and Transition Services Agreement, dated as of October 5, 2016, among Parkway, Cousins, and certain other parties thereto, Parkway issued 49,110,645 shares of common stock to Cousins Properties Incorporated (“Cousins”) and its affiliates in exchange for certain contributions of assets, 858,417 shares of limited voting stock to Cousins or its affiliates in exchange for certain contributions of assets, and 50 shares of non-voting preferred stock to Cousins Properties LP, the operating partnership of Cousins, in exchange for a $5 million cash contribution. These issuances of common stock, limited voting stock and non-voting preferred stock are exempt from registration pursuant to Section 4(a)(2) of the Securities Act, as transactions not involving a public offering. The assets received in these transfers include the properties held by the Parkway Operating Partnership LP. Cash proceeds from the issuance of non-voting preferred stock will be used for general corporate costs.

Item 34.	Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Parkway’s Articles of Amendment and Restatement (the “Charter”) contains a provision that limits, to the maximum extent permitted by the MGCL, the liability of our directors and officers to us and our stockholders for money damages.

The MGCL requires a Maryland corporation (unless otherwise provided in its charter, which the Charter does not so provide) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, Parkway may not indemnify a director or officer in a suit by Parkway or in Parkway’s right in which the director or officer was adjudged liable to Parkway or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Parkway’s Charter requires, to the maximum extent permitted by the MGCL in effect from time to time, that Parkway indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who was made or threatened to be made a party to the proceeding by reason of his or her service in their capacity and (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member, manager, employee or agent and who was made or threatened to be made a party to the proceeding by reason of his or her service in their capacity.

Parkway has entered into indemnification agreements with each of its executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of ours. Parkway also maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling Parkway for liability arising under the Securities Act, Parkway has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Shares Being Registered.

None.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements.

The following financial statements are included or incorporated into this Registration Statement and the prospectus included herein by reference:

•	The consolidated financial statements of Parkway, Inc. included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017;

•	The combined financial statements of Parkway Houston included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017;

•	The consolidated financial statements of Cousins Houston included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017; and

•	The unaudited pro forma combined financial statements of Parkway, Inc. beginning on page 9 of the prospectus that is part of this Registration Statement.

(b)	Exhibits.

The list of exhibits following the signature page of this registration statement on Form S-11 is incorporated herein by reference.

Item 37.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on April 20, 2017.

PARKWAY, INC.

By:	/s/ A. Noni Holmes-Kidd
	Name: Title:	A. Noni Holmes-Kidd Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title	Date

* James A. Thomas	Chairman of the Board of Directors	April 20, 2017

/s/ James R. Heistand James R. Heistand	President, Chief Executive Officer and Director (principal executive officer)	April 20, 2017

/s/ Scott E. Francis Scott E. Francis	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	April 20, 2017

* Avi Banyasz	Director	April 20, 2017

* James H. Hance, Jr.	Director	April 20, 2017

* Frank J. “Tripp” Johnson, III	Director	April 20, 2017

* Craig B. Jones	Director	April 20, 2017

* R. Dary Stone	Director	April 20, 2017

*By:	/s/ A. Noni Holmes-Kidd A. Noni Holmes-Kidd (Attorney-in-fact)	April 20, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Separation, Distribution and Transition Services Agreement, dated October 5, 2016, by and among Cousins Properties Incorporated, Cousins Properties LP, Clinic Sub Inc., Parkway Properties, Inc., Parkway Properties LP, Parkway Properties General Partners, Inc., Parkway, Inc. and Parkway Operating Partnership LP (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 6, 2016).

2.2	Tax Matters Agreement, dated October 5, 2016, by and among Cousins Properties Incorporated, Cousins Properties LP, Clinic Sub Inc., Parkway Properties, Inc., Parkway Properties LP, Parkway Properties General Partners, Inc., Parkway, Inc. and Parkway Operating Partnership LP (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 6, 2016).

2.3	Employee Matters Agreement, dated October 5, 2016, by and among Cousins Properties Incorporated, Cousins Properties LP, Clinic Sub Inc., Parkway Properties, Inc., Parkway Properties LP, Parkway Properties General Partners, Inc., Parkway, Inc. and Parkway Operating Partnership LP (incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 6, 2016).

2.4	Omnibus Contribution and Partial Interest Assignment Agreement, dated February 17, 2017, by and among Parkway Operating Partnership LP, certain subsidiaries thereof, CPPIB US RE-A, Inc., and Permian Investor LP (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on February 22, 2017).

2.5	Omnibus Direction Agreement, dated as of April 17, 2017, by and among Parkway Operating Partnership, LP, each of the entities listed on Exhibit A attached thereto, Permian Investor LP, and CPPIB US RE-A, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 20, 2017).

3.1	Articles of Amendment and Restatement of Parkway, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 5, 2016).

3.2	Amended and Restated Bylaws of Parkway, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 5, 2016).

4.1	Specimen Stock Certificate of Parkway, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 on Form 10 filed by the Registrant with the Securities and Exchange Commission on September 19, 2016).

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered.**

8.1	Opinion of Hogan Lovells US LLP regarding tax matters.**

10.1	Amended and Restated Agreement of Limited Partnership of Parkway Operating Partnership LP, dated October 6, 2016 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.2	Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, dated as of February 27, 2013 (incorporated by reference to Exhibit 10.1 to Parkway Properties, Inc.’s Form 8-K filed February 27, 2013).

10.3	Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, dated as of December 19, 2013, between Parkway Properties, Inc. and Parkway Properties General Partners Inc. (incorporated by reference to Exhibit 10.1 to Parkway Properties, Inc.’s Form 8-K filed December 24, 2013).

10.4	Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, dated as of December 31, 2014, between Parkway Properties, Inc. and Parkway Properties General Partners Inc. (incorporated by reference to Exhibit 10.20 to Parkway Properties, Inc.’s Form 10-K for the year ended December 31, 2014).

10.5	Amendment No. 3 to the Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, dated as of December 31, 2015, between Parkway Properties, Inc. and Parkway Properties General Partners Inc. (incorporated by reference to Exhibit 10.19 to Parkway Properties, Inc.’s Form 10-K for the year ended December 31, 2015).

10.6	Amendment No. 4 to the Second Amended and Restated Agreement of Limited Partnership of Parkway Properties LP, as amended, dated October 6, 2016, between Parkway, Inc. and Parkway Properties General Partners, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.7	Letter Agreement, dated April 28, 2016, by and among Parkway Properties, Inc., Parkway Properties LP, James A. Thomas, The Lumbee Clan Trust, Thomas Partners, Inc., Thomas Investment Partners, Ltd. and Thomas-Pastron Family Partnership, L.P (incorporated by reference to Exhibit 10.01 to Parkway Properties, Inc.’s Form 8-K filed April 29, 2016).

10.8	Tax Protection Agreement dated as of December 19, 2013 by and among Thomas Properties Group, L.P., James A. Thomas, individually and as Trustee of the Lumbee Clan Trust, and the other persons listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Parkway Properties, Inc.’s Form 8-K filed December 24, 2013).

10.9	Tax Protection Agreement dated as of October 13, 2004 by and among Thomas Properties Group, L.P., James A. Thomas, individually and as Trustee of the Lumbee Clan Trust, and the persons listed on the signature pages thereto (incorporated by reference to Exhibit F of Exhibit 10.3 to Thomas Properties Group, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 filed on November 22, 2004).

10.10	Registration Rights Agreement, dated October 13, 2004, by and among Thomas Properties Group, Inc., Thomas Properties Group, LP, and the holders of limited partnership interests of Thomas Properties Group, LP party thereto (incorporated by reference to Exhibit 10.13 to Thomas Properties Group, Inc.’s Form 10-Q for the quarter ended September 30, 2004).

10.11	Stockholders Agreement, dated October 7, 2016, by and among Parkway, Inc., TPG VI Pantera Holdings, L.P. and TPG VI Management, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.12	Employment Agreement, dated as of July 8, 2013, by and between Parkway Properties, Inc. and James R. Heistand (incorporated by reference to Exhibit 10.1 to Parkway Properties, Inc.’s Form 8-K filed July 12, 2013).

10.13	Amendment to Employment Agreement, dated as of June 15, 2015, by and between Parkway Properties, Inc. and James R. Heistand (incorporated by reference to Exhibit 10.1 to Parkway Properties, Inc.’s Form 8-K filed June 17, 2015).

10.14	Waiver to Employment Agreement, by and among Parkway Properties, Inc., Cousins Properties Incorporated and James R. Heistand, dated as of April 28, 2016 (incorporated by reference to Exhibit 10.2 to Parkway Properties, Inc.’s Form 8-K filed April 29, 2016).

10.15	Amendment Number Two to the Employment Agreement, dated as of July 7, 2016, by and between Parkway Properties, Inc. and James R. Heistand (incorporated by reference to Exhibit 10.1 to Parkway Properties, Inc.’s Form 8-K filed July 11, 2016).

10.16	Employment Agreement, dated as of December 12, 2016, by and between Parkway, Inc. and James R. Heistand (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 13, 2016).

10.17	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and M. Jayson Lipsey (incorporated by reference to Exhibit 10.2 to Parkway Properties, Inc.’s Form 8-K filed October 31, 2013).

10.18	Amendment to Employment Agreement, dated as of June 15, 2015, by and between Parkway Properties, Inc. and M. Jayson Lipsey (incorporated by reference to Exhibit 10.3 to Parkway Properties, Inc.’s Form 8-K filed June 17, 2015).

10.19	Waiver to Employment Agreement, by and among Parkway Properties, Inc., Cousins Properties Incorporated and M. Jayson Lipsey, dated as of April 28, 2016 (incorporated by reference to Exhibit 10.3 to Parkway Properties, Inc.’s Form 8-K filed April 29, 2016).

10.20	Employment Agreement, dated as of December 12, 2016, by and between Parkway, Inc. and M. Jayson Lipsey (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 13, 2016).

10.21	Employment Agreement, dated as of December 22, 2014, by and between Parkway Properties, Inc. and Scott E. Francis (incorporated by reference to Exhibit 10.48 to Parkway Properties, Inc.’s Form 10-K for the year ended December 31, 2014).

10.22	Amendment to Employment Agreement, dated as of June 15, 2015, by and between Parkway Properties, Inc. and Scott E. Francis (incorporated by reference to Exhibit 10.6 to Parkway Properties, Inc.’s Form 8-K filed June 17, 2015).

10.23	Waiver to Employment Agreement, by and among Parkway Properties, Inc., Cousins Properties Incorporated and Scott E. Francis, dated as of April 28, 2016 (incorporated by reference to Exhibit 10.4 to Parkway Properties, Inc.’s Form 8-K filed April 29, 2016).

10.24	Employment Agreement, dated as of December 12, 2016, by and between Parkway, Inc. and Scott E. Francis (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 13, 2016).

10.25	Employment Agreement, dated as of December 22, 2014, by and between Parkway Properties, Inc. and Jason A. Bates (incorporated by reference to Exhibit 10.49 to Parkway Properties, Inc.’s Form 10-K for the year ended December 31, 2014).

10.26	Amendment to Employment Agreement, dated as of June 15, 2015, by and between Parkway Properties, Inc. and Jason A. Bates (incorporated by reference to Exhibit 10.5 to Parkway Properties, Inc.’s Form 8-K filed June 17, 2015).

10.27	Waiver to Employment Agreement, by and among Parkway Properties, Inc., Cousins Properties Incorporated and Jason A. Bates, dated as of April 28, 2016 (incorporated by reference to Exhibit 10.5 to Parkway Properties, Inc.’s Form 8-K filed April 29, 2016).

10.28	Employment Agreement, dated as of December 12, 2016, by and between Parkway, Inc. and Jason A. Bates (incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016).

10.29	Credit Agreement, dated as of October 6, 2016, by and among Parkway Operating Partnership LP, as Borrower, Parkway, Inc., as Parent, the financial institutions party thereto and their assignees, as Lenders, and Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and JPMorgan Chase Bank, N.A., Citizens Bank, National Association, and Keybank National Association, as Co-Documentation Agents (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.30	Guaranty, dated as of October 6, 2016, by Parkway, Inc., Parkway Properties General Partners, Inc., Parkway Properties LP and certain subsidiaries of Parkway Operating Partnership LP in favor of Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.31	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and James R. Heistand (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.32	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and M. Jayson Lipsey (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.33	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and Scott E. Francis (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.34	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and Jason A. Bates (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.35	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and James A. Thomas (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.36	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and R. Dary Stone (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.37	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and James H. Hance, Jr. (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.38	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and Craig B. Jones (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.39	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and Frank J. Johnson, III (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.40	Indemnification Agreement, dated October 7, 2016, by and between Parkway, Inc. and Avi Banyasz (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.41	Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 12, 2016).

10.42	Form of Stock Option Award Agreement – Assumed Options under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.27 to the Registrant’s Amendment No. 3 on Form 10 filed on September 19, 2016).

10.43	Form of Restricted Stock Unit Agreement – Assumed RSU Awards under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s Amendment No. 3 on Form 10 filed on September 19, 2016).

10.44	Form of Time-Based Restricted Stock Unit Agreement under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 13, 2016).

10.45	Form of Performance-Based Restricted Stock Unit Agreement under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on December 13, 2016).

10.46	Contribution Agreement, dated May 27, 2016, by and among Maguire Thomas Partners-Commerce Square II, Ltd., Maguire/Thomas Partners-Philadelphia, Ltd., Thomas Investment Partners, LLC, James A. Thomas as trustee of The Lumbee Clan Trust, Thomas Partners, Inc., and Parkway Properties, L.P. (incorporated by reference to Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016).

10.47	Replacement Contribution Agreement, dated May 27, 2016, by and among Maguire Thomas Partners-Commerce Square II, Ltd., Maguire/Thomas Partners-Philadelphia, Ltd., Thomas Investment Partners, LLC, James A. Thomas as trustee of The Lumbee Clan Trust, Thomas Partners, Inc., and Parkway Properties, L.P. (incorporated by reference to Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016).

10.48	Debt Guaranty Agreement, dated March 14, 2017, by and among Parkway Operating Partnership LP, Parkway Properties LP, James A. Thomas and certain other affiliates of James A. Thomas (incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016).

10.49	Amended and Restated Limited Partnership Agreement of GWP JV Limited Partnership dated as of April 17, 2017 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 20, 2017).

10.50	Loan Agreement dated as of April 17, 2017, between Goldman Sachs Mortgage Company, as Lender, and GWP North Richmond, LLC, GWP Eight Twelve, LLC, GWP West, LLC, GWP Richmond Avenue, LLC, GWP Central Plant, LLC, GWP Nine, LLC, GWP Edloe Parking, LLC, GWP ONE, LLC, GWP TWO, LLC, GWP East, LLC and GWP 3800 Buffalo Speedway, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 20, 2017).

10.51	Guaranty, dated as of April 17, 2017, by Parkway Operating Partnership LP in favor of Goldman Sachs Mortgage Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 20, 2017).

21.1	Subsidiaries of Parkway, Inc.**

23.1	Consent of Ernst & Young LLP.**

23.2	Consent of Deloitte & Touche LLP.**

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).**

23.4	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).**

24.1	Powers of Attorney (included in signature page hereto).*

*	Previously filed.
**	Filed herewith.